   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 2003

                                               REGISTRATION NO. 333-104301

============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                           ---------------------


                       PRE-EFFECTIVE AMENDMENT NO. 1
                                     TO

                                 FORM S-2
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ---------------------

                      DELTA NATURAL GAS COMPANY, INC.
          (Exact name of registrant as specified in its charter)

              KENTUCKY                                   61-0458329
    (State or other jurisdiction              (IRS Employer Identification No.)
  of incorporation or organization)

               3617 LEXINGTON ROAD, WINCHESTER, KENTUCKY 40391
                               (859) 744-6171
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      ------------------------------

                             GLENN R. JENNINGS
                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      DELTA NATURAL GAS COMPANY, INC.
              3617 LEXINGTON ROAD, WINCHESTER, KENTUCKY 40391
                              (859) 744-6171
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                      ------------------------------

                                COPIES TO:

  RUTHEFORD B CAMPBELL, JR., ESQ.                  THOMAS A. LITZ, ESQ.
      RICHARD H. MAINS, ESQ.                       Thompson Coburn LLP
     Stoll, Keenon & Park, LLP                     One U.S. Bank Plaza
   300 West Vine St., Suite 2100                 St. Louis, Missouri 63101
     Lexington, Kentucky 40507                         (314) 552-6000
          (859) 231-3000

                          ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration
Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to
Item 11(a)(1) of this Form, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                             CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                                                      PROPOSED
                                                               PROPOSED               MAXIMUM
                                                               MAXIMUM               AGGREGATE           AMOUNT OF
      TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE            OFFERING          REGISTRATION
   SECURITIES TO BE REGISTERED           REGISTERED            PER SHARE                PRICE               FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value.....   600,000 shares(1)(2)     $21.71(3)             $13,026,000(3)         $44(2)
========================================================================================================================

(1) Of these, 75,000 shares may, at the option of the underwriters, be purchased to cover over-allotments.
(2) Includes 575,000 shares reflected in the Registration Statement as originally filed on April 4, 2003, at which time the registrant paid a registration fee of $1,026. This Pre-effective Amendment No. 1 to the Registration Statement increases by 25,000 the number of shares of common stock to be registered, and the additional registration fee of $44 being paid herewith relates to such 25,000 additional shares.
(3) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices on April 21, 2003 as reported on the Nasdaq National Market System.


                      ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

============================================================================

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED APRIL 22, 2003


PROSPECTUS


                              525,000 SHARES


   [LOGO]             DELTA NATURAL GAS COMPANY, INC.

                               COMMON STOCK

                            ------------------


    We are offering 525,000 shares of our common stock, $1 par value. We will receive all the net proceeds from this sale.


    Our shares of common stock are listed on the Nasdaq National Market System under the symbol "DGAS".


    Our most recent quarterly dividend for our common stock was paid at an annual rate of $1.18 per share, representing an annual yield of 5.43% based on the closing price of our common stock on the Nasdaq National Market System of $21.71 on April 21, 2003.


                            ------------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------

                                                              PER SHARE       TOTAL
                                                              ---------   --------------
Public offering price.......................................  $           $

Underwriting discount.......................................  $           $

Proceeds to us..............................................  $           $

    We have granted the underwriters a 30-day option to purchase up to an additional 75,000 shares of our common stock at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We expect the shares of common stock to be ready for delivery on or
about          , 2003.

                            ------------------

STIFEL, NICOLAUS & COMPANY
       INCORPORATED

                J.J.B. HILLIARD, W.L. LYONS, INC.

                                    FRIEDMAN BILLINGS RAMSEY

                                                       BB&T CAPITAL MARKETS
                                                       A DIVISION OF SCOTT &
                                                        STRINGFELLOW, INC.

            THE DATE OF THIS PROSPECTUS IS             , 2003.

    [This page of the prospectus depicts a map of our service area]


We sell natural gas to customers in 23 predominantly rural communities in central and southeastern Kentucky.

                             TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Prospectus Summary..........................................      3

Risk Factors................................................      6

Forward-Looking Statements..................................      9

Use of Proceeds.............................................     10

Price Range of Common Stock and Dividends...................     10

Capitalization..............................................     11

Selected Consolidated Financial Data........................     12

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     13

Business....................................................     19

Description of Capital Stock................................     26

Underwriting................................................     28

Legal Matters...............................................     29

Experts.....................................................     29

Where You Can Find More Information.........................     30

Incorporation by Reference..................................     30

Index to Consolidated Financial Statements..................    F-1

                            PROSPECTUS SUMMARY

    This Prospectus Summary calls your attention to selected information in this document but may not contain all the information that is important to you. Unless otherwise indicated, we have assumed that the underwriters' over-allotment option will not be exercised. In this prospectus, we frequently use the terms "Delta", "we" and "our" to refer to Delta Natural Gas Company, Inc. and, unless the context otherwise indicates, our subsidiaries. The term "you" refers to a prospective investor. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the "Risk Factors" section, as well as the documents we have referred you to in the section called "Incorporation by Reference".

                                THE COMPANY

    We sell natural gas to approximately 40,000 retail customers on our distribution system in central and southeastern Kentucky. Additionally, we transport natural gas to our industrial customers, who purchase their gas in the open market. We also transport natural gas on behalf of local producers and customers not on our distribution system, and we produce a relatively small amount of natural gas and oil from our southeastern Kentucky wells.

    We seek to provide dependable, high-quality service to our customers while steadily enhancing value for our shareholders. Our efforts have been focused on developing a balance of regulated and non-regulated businesses to contribute to our earnings by profitably selling and transporting gas in our service territory.

    We strive to achieve operational excellence through economical, reliable service and our emphasis on responsiveness to customers. We continue to invest in facilities for the transmission, distribution and storage of natural gas. We believe that our responsiveness to customers and the dependability of the service we provide afford us additional opportunities for growth. While we seek those opportunities, our strategy will continue to entail a conservative approach that seeks to minimize our exposure to market risk arising from fluctuations in the prices of gas.

    We operate through two segments, a regulated segment and an unregulated segment. Through our regulated segment, we sell natural gas to our retail customers in 23 predominantly rural communities. In addition, our regulated segment transports gas to industrial customers on our system who purchase gas in the open market. Our regulated segment also transports gas on behalf of local producers and other customers not on our distribution system. Our results of operations and financial condition have been strengthened by regulatory developments in recent years, including a weather normalization provision and gas cost recovery clause which have reduced fluctuations in our earnings due to variations in weather and gas prices.

    We operate our unregulated segment through three wholly-owned subsidiaries. Two of these subsidiaries, Delta Resources, Inc. and Delgasco, Inc., purchase natural gas on the national market and from Kentucky producers. We resell this gas to industrial customers on our distribution system and to others not on our system. Our third subsidiary that is part of the unregulated segment, Enpro, Inc., produces a relatively small amount of natural gas and oil that is sold on the unregulated market.

    Our executive offices are located at 3617 Lexington Road, Winchester, Kentucky 40391. Our telephone number is (859) 744-6171.

                            RECENT DEVELOPMENT

    On February 18, 2003, we issued $20,000,000 aggregate principal amount of our 7.00% Debentures due 2023. The net proceeds of the offering were $19,270,000. On March 20, 2003, we applied $15,399,000 of the net proceeds to redeem $14,806,000 aggregate principal amount of our 8.30% Debentures due 2026, and we used the remainder of the net proceeds to pay down a portion of our short-term notes payable.


                               THE OFFERING

Common stock offered, $1 par value.........................    525,000 shares

Common stock to be outstanding after offering..............    3,083,628 shares

Nasdaq National Market System symbol.......................    DGAS

Latest 52-week price range prices (through April 21,
  2003)....................................................    $18.50 to $23.99

Annualized current dividend rate...........................    $1.18 per share

Yield on recent price of $21.71............................    5.43%

Use of proceeds............................................    We will use the net proceeds of this offering to pay
                                                               down a portion of our short-term notes payable.

    The shares of common stock identified in the table above to be outstanding after the offering are based on our shares outstanding as of April 21, 2003 and exclude shares issued after that date under our Dividend Reinvestment and Stock Purchase Plan and through our Employee Stock Purchase Plan.


    The annualized dividend rate identified in the table above is based on a quarterly dividend of $0.295, which we paid on March 15, 2003.

                SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following selected consolidated financial information should be read in conjunction with our Consolidated Financial Statements and the Notes to Consolidated Financial Statements included in this prospectus.


                                 FOR THE           FOR THE          FOR THE
                               TWELVE MONTHS      SIX MONTHS       SIX MONTHS
                                  ENDED             ENDED            ENDED            FOR THE FISCAL YEARS ENDED JUNE 30,
                                 DEC. 31,          DEC. 31,         DEC. 31,       ------------------------------------------
                                   2002              2002             2001            2002            2001            2000
                               -------------      -----------      ----------      ----------      ----------      ----------
INCOME DATA ($)
Operating revenues.........     58,745,599        22,655,101       19,839,281      55,929,780      70,770,156      45,926,775
Operating income...........      8,124,316         2,082,552        2,359,687       8,401,452       8,721,719       8,176,722
Net income (loss)..........      3,524,805          (298,482)        (186,574)      3,636,713       3,635,895       3,464,857
Basic and diluted earnings
  (loss) per common
  share....................           1.39             (0.12)           (0.07)           1.45            1.47            1.42
Dividends declared per
  common share.............           1.17              0.59             0.58            1.16            1.14            1.14

                                                                          DECEMBER 31, 2002
                                          ----------------------------------------------------------------------------------
                                                                                                     PRO FORMA
                                                                          PRO                           AS
                                            ACTUAL        PERCENT       FORMA(1)       PERCENT      ADJUSTED(2)      PERCENT
                                          ----------      -------      ----------      -------      -----------      -------
SHORT-TERM NOTES PAYABLE ($)..........    29,037,841                   25,166,481                   14,350,232
                                          ==========                   ==========                   ==========
CAPITALIZATION ($)
Common shareholders' equity...........    32,835,349        39.7       32,835,349        37.3       43,651,598         44.2
Long-term debt (including current
  portion)............................    49,911,000        60.3       55,105,000        62.7       55,105,000         55.8
                                          ----------      ------       ----------      ------       ----------       ------
    Total capitalization..............    82,746,349       100.0       87,940,349       100.0       98,756,598        100.0
                                          ==========      ======       ==========      ======       ==========       ======

---------
(1)     Pro Forma amounts reflect the issuance and sale in February 2003 of $20,000,000 aggregate principal amount of
        7.00% Debentures due 2023 and the application of the $19,270,000 of net proceeds. We used $15,399,000 of the net proceeds to redeem $14,806,000 aggregate principal amount of our 8.30% Debentures due 2026, and the remaining $3,871,000 was used to pay down a portion of our short-term notes payable.

(2)     Pro Forma as Adjusted amounts reflect the Pro Forma amounts on an as adjusted basis to reflect the sale of
        525,000 shares of common stock offered by this prospectus at an assumed public offering price of $21.71 per share and the application of the estimated net proceeds of $10,816,249 from this sale to pay down a portion of our short-term notes payable.

                               RISK FACTORS

    Purchasing our common stock involves risks. The following are material risks.

    You should carefully consider each of the following risk factors and all of the information in this prospectus before purchasing any of our common stock.

    WEATHER CONDITIONS MAY CAUSE OUR REVENUES TO VARY FROM YEAR TO YEAR. Our revenues vary from year to year, depending on weather conditions. We estimate that approximately 75% of our annual gas sales are temperature sensitive. As a result, mild winter temperatures can cause a decrease in the amount of gas we sell in any year. For example, in fiscal 2002 the average daily temperature in our service areas was 89% of normal and in fiscal 2001 the average daily temperature in our service areas was 107% of normal. Our operating revenues in fiscal 2002 were approximately $14,800,000 less than in fiscal 2001, mostly due to warmer winter temperatures during fiscal 2002 and decreased gas rates due to lower gas prices.

    CHANGES IN FEDERAL REGULATIONS COULD REDUCE THE AVAILABILITY OR INCREASE THE COST OF OUR INTERSTATE GAS SUPPLY. We purchase a substantial portion of our gas supply from interstate sources. For example, in our fiscal year ended June 30, 2002 approximately 98% of our gas supply was purchased from interstate sources. The Federal Energy Regulatory Commission regulates the transmission of the natural gas we receive from interstate sources, and it could increase our transportation costs or decrease our available pipeline capacity by changing its regulatory policies. As an example, on the Tennessee Gas Pipeline System, which in fiscal year ended June 30, 2002 supplied approximately 25% of our natural gas supply, we reserve capacity and transport the majority of our gas under a rate schedule approved by the Federal Energy Regulatory Commission for smaller local distribution companies that tend to have primarily residential customers. An increase in this rate schedule would cause the transportation cost of our natural gas supply to increase.

    OUR GAS SUPPLY DEPENDS UPON THE AVAILABILITY OF ADEQUATE PIPELINE TRANSPORTATION CAPACITY. We purchase a substantial portion of our gas supply from interstate sources. Interstate pipeline companies transport the gas to our system. A decrease in interstate pipeline capacity available to us or an increase in competition for interstate pipeline transportation service could reduce our normal interstate supply of gas.

    OUR CUSTOMERS ARE ABLE TO ACQUIRE NATURAL GAS WITHOUT USING OUR DISTRIBUTION SYSTEM. Our larger customers can obtain their natural gas supply by purchasing their natural gas directly from interstate suppliers, local producers or marketers and arranging for alternate transportation of the gas to their plants or facilities. Customers may undertake such a by-pass of our distribution system in order to achieve lower prices for their gas service. Our larger customers who are in close proximity to alternative supplies would be most likely to consider taking this action. This potential to by-pass our distribution system creates a risk of the loss of large customers and thus could result in lower revenues and profits.

    WE FACE REGULATORY UNCERTAINTY AT THE STATE LEVEL. We are regulated by the Kentucky Public Service Commission. The majority of our revenues are generated by our regulated segment. We face the risk that the Kentucky Public Service Commission may fail to grant us adequate and timely rate increases or may take other actions that would cause a reduction in our income from operations, such as limiting our ability to pass on to our customers our increased costs of natural gas. Such regulatory actions would decrease our revenues and our profitability.

    VOLATILITY IN THE PRICE OF NATURAL GAS COULD REDUCE OUR PROFITS. Significant increases in the price of natural gas would likely cause our retail customers to conserve or switch to alternate sources of energy. Any decrease in the volume of gas we sell that is caused by such actions would reduce our profits. Higher prices could also make it more difficult to add new customers. Natural gas prices have risen significantly in recent months.

    WE DO NOT GENERATE SUFFICIENT CASH FLOW TO MEET ALL OUR CASH NEEDS. Historically, we have made large capital expenditures in order to finance the maintenance, expansion and upgrading of our distribution system. As a result, we have funded a portion of our cash needs through borrowing and by offering new securities into the market. For example, by a combination of increasing our borrowing under our short-term line of credit and sales of securities through our Dividend Reinvestment and Stock Purchase Plan, we generated cash in the amount of $3,262,000 in fiscal 2002, $7,822,000 in fiscal 2001 and $4,628,000 in fiscal

2000. Although our cash needs vary from year to year, we consider these years indicative of our future needs for external cash. Our dependency on external sources of financing creates the risks that our profits could decrease as a result of high capital costs and that lenders could impose onerous and unfavorable terms on us as a condition to granting us loans. We also risk the possibility that we may not be able to secure external sources of cash necessary to fund our operations.

    OUR INABILITY TO OBTAIN ARTHUR ANDERSEN LLP'S CONSENT WILL LIMIT YOUR ABILITY TO ASSERT CLAIMS AGAINST ARTHUR ANDERSEN LLP. After reasonable efforts, we have not been able to obtain the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified our Consolidated Financial Statements and schedules for the fiscal years ended June 30, 2000 and 2001, as required by Section 7 of the Securities Act of 1933. As a result, we have dispensed with the filing of their consent with the Securities and Exchange Commission in reliance on Rule 437a promulgated under the Securities Act. Consequently, your ability to assert claims against Arthur Andersen LLP will be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen LLP under
Section 11(a)(4) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements. Therefore, your right of recovery under that section will be limited.

    CROSS-DEFAULT PROVISIONS IN OUR BORROWING ARRANGEMENTS INCREASE THE CONSEQUENCES OF A DEFAULT ON OUR PART. Each indenture under which our outstanding debentures were issued, as well as the loan agreement for our bank line of credit, contains a cross-default provision which provides that we will be in default under the indenture or loan agreement in the event of certain defaults under any of the other indentures or our loan agreement. Accordingly, should an event of default occur under one of our debt agreements, we face the prospect of being in default under all of our debt agreements and obliged in such instance to satisfy all of our outstanding indebtedness.

    OUR BORROWING ARRANGEMENTS INCLUDE VARIOUS NEGATIVE COVENANTS THAT RESTRICT OUR ACTIVITIES. Our bank line of credit prevents us from merging with another entity, selling a material portion of our assets other than in the ordinary course of business, issuing stock which in the aggregate exceeds 35% of our outstanding shares of common stock on October 31, 2003 and having any person or group of affiliates hold more than 20% of our outstanding shares of common stock. The indentures for our outstanding debentures prevent us from assuming additional mortgage indebtedness in excess of $2,000,000 or from paying dividends on our common stock unless our consolidated shareholders' equity exceeds $25,800,000. These negative covenants create the risk that we may be unable to take advantage of business and financing opportunities as they arise.

    OUR ABILITY TO PAY DIVIDENDS ON OUR COMMON STOCK IS LIMITED. We cannot assure you that we will continue to pay dividends at our current annual dividend rate or at all. In particular, our ability to pay dividends in the future will depend upon, among other things, our future earnings, cash requirements, covenants under the loan agreement for our bank line of credit and covenants under the indentures for our outstanding debentures.

    THIS OFFERING LIKELY WILL HAVE THE EFFECT OF REDUCING OUR EARNINGS PER SHARE FOR SOME PERIOD OF TIME. This offering will increase the number of shares of our common stock outstanding and considered in computing our earnings per share. For some period of time, we do not expect to generate additional earnings sufficient to offset the additional shares to be outstanding as a result of this offering and thus, during that period, the effect of this offering will be to reduce our earnings per share from the amount we would have reported if we did not effect this offering. Moreover, we will need approval from the Kentucky Public Service Commission to include the capital raised in this offering in our capital base used to determine our rates and our allowed return. If our ability to include the capital from this offering in our capital base is limited or delayed, it will have an adverse effect on our earnings per share.

    TERRORIST ATTACKS AND THREATS, ESCALATION OF MILITARY ACTIVITY IN RESPONSE TO SUCH ATTACKS OR ACTS OF WAR MAY NEGATIVELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION. Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and future war or risk of war may adversely impact our results of operations, our ability to raise capital and our future growth. The impact that possible terrorist attacks may have on our industry in general, and on us in particular, is not known at this time but could likely lead to increased volatility in gas rates. Uncertainty surrounding the current military action in Iraq, future military strikes or sustained military campaigns may impact our operations in unpredictable ways, including disruptions of fuel or gas supplies and markets, and the possibility that infrastructure facilities, including pipelines, processing plants and storage facilities, could be direct targets of, or indirect casualties of, an act of terror. Terrorist activity may also hinder our ability to transport gas if transportation facilities or pipelines become damaged as a result of an attack. In addition, war or risk of war may have an adverse effect on the economy in our service territory. A lower level of economic activity could result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war also could affect our ability to raise capital.

    THERE IS A LIMITED TRADING MARKET FOR OUR COMMON STOCK AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAY FOR THEM. The price of our common stock that you purchase in this offering may decrease significantly. Our common stock is quoted on the Nasdaq National Market System under the symbol "DGAS". A public trading market having the desired characteristics of liquidity and order depends on the presence in the market of willing buyers and sellers at any given time. While certain of the underwriters are currently market makers in our common stock on the Nasdaq National Market System, none of them is obligated to remain a market maker. The presence of willing buyers and sellers depends on the individual decisions of investors and general economic conditions, all of which are beyond our control.

    FUTURE SALES OF SHARES OF OUR COMMON STOCK IN THE MARKET, OR THE PERCEPTION THAT SUCH SALES MAY OCCUR, MAY DEPRESS OUR COMMON STOCK PRICE. If our existing shareholders sell our common stock in the market following this offering, or if there is a perception that these sales may occur, the market price of our common stock could decline. In addition, our board of directors has the authority to issue additional shares of our authorized but unissued common stock without the vote of our shareholders. Additional issuances of our common stock would dilute the ownership percentage of existing shareholders and may dilute the earnings per share of our common stock.

    PROVISIONS OF OUR ARTICLES OF INCORPORATION AND KENTUCKY LAW COULD DETER TAKEOVER ATTEMPTS THAT SOME SHAREHOLDERS MAY CONSIDER DESIRABLE. Provisions contained in our articles of incorporation and Kentucky law may hinder an acquisition of our company. For example, our articles of incorporation and Kentucky law require that certain acquisitions be approved by holders of 80% or more of our outstanding shares of common stock. In addition, our articles of incorporation establish a board with staggered, three-year terms for our directors. The existence of these provisions may deprive you of any opportunity to sell your shares at a premium over the prevailing market price for our common stock. The potential inability of our shareholders to obtain a control premium could reduce the market price of our common stock.

    THE FUTURE MARKET PRICE OF OUR COMMON STOCK COULD BE VOLATILE. The trading price of our common stock could be subject to wide fluctuations in response to variations in operating results caused by weather, changes in gas prices, operating costs or uninsured losses, financial results that are different from securities analysts' forecasts, interest rates and other events or factors, many of which we do not control. In addition, fluctuations in the market prices for shares of comparable companies or broad market fluctuations may reduce the market price of our common stock.

                        FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that relate to future events or our future performance. We have attempted to identify these statements by using words such as "estimates", "attempts", "expects", "monitors", "plans", "anticipates", "intends", "continues", "believes", "seeks", "strives" and similar expressions.

    THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS ABOUT:

    * our operational plans and strategies,

    * the cost and availability of our natural gas supplies,

    * our capital expenditures,

    * sources and availability of funding for our operations and expansion,

    * our anticipated growth and growth opportunities through system expansion and acquisition,

    * competitive conditions that we face,

    * our production, storage, gathering and transportation activities,

    * regulatory and legislative matters, and

    * dividends.

    FACTORS THAT COULD CAUSE FUTURE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS OR HISTORICAL RESULTS INCLUDE THE IMPACT OR OUTCOME OF:

    * the ongoing restructuring of the natural gas industry and the outcome of the regulatory proceedings related to that restructuring,

    * the changing regulatory environment, generally,

    * a change in the rights under present regulatory rules to recover for costs of gas supply, other expenses and investments in capital assets,

    * uncertainty in our capital expenditure requirements,

    * changes in economic conditions, demographic patterns and weather conditions in our retail service areas,

    * changes affecting our cost of providing gas service, including changes in gas supply costs, cost and availability of interstate pipeline capacity, interest rates, the availability of external sources of financing for our operations, tax laws, environmental laws and the general rate of inflation,

    * changes affecting the cost of competing energy alternatives and competing gas distributors,

    * changes in accounting principles and tax laws or the application of such principles and laws to us, and

    * other matters described in the "Risk Factors" section.

                              USE OF PROCEEDS


    We estimate that the net proceeds from this offering will be $10,816,249 ($12,372,856 if the underwriters fully exercise their over-allotment option to purchase an additional 75,000 shares). These estimates are based upon an assumed offering price of $21.71 per share. We will use the entire net proceeds to pay down a portion of our short-term indebtedness. This will reduce our debt to total capitalization ratio and, we believe, improve our ability to issue additional long-term debt to finance future capital investments.

    As of April 21, 2003, our short-term indebtedness consisted of $12,738,116 borrowed under a $40,000,000 line of revolving credit bank loan. The interest rate on this line of credit is a variable rate based on the London Interbank Offered Rate and was 2.3% as of April 21, 2003. The line of credit extends through October 31, 2003. We use this line of credit to fund general operating expenses and to temporarily fund our capital expenditures. The capital expenditures are primarily for replacement and upgrading the capacity of our existing facilities and system extensions.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations".


                 PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    We have paid cash dividends on our common stock each year since 1964. The frequency and amount of future dividends will depend upon our earnings, financial requirements and other relevant factors, including limitations imposed by the indentures for our debentures. See "Risk Factors--Our ability to pay dividends on our common stock is limited" and "Description of Capital Stock".


    Our common stock is traded on the Nasdaq National Market System and trades under the symbol "DGAS". There were 2,261 record holders of our common stock as of April 21, 2003. The accompanying table sets forth, for the periods indicated, the high and low closing sale prices for the common stock on the Nasdaq National Market System and the cash dividends declared per share.

                                                                    DIVIDENDS
                                            HIGH         LOW        PER SHARE
                                           ------       ------      ---------
FISCAL 2001
First Quarter..........................    $18.00       $15.25        $0.285
Second Quarter.........................    $19.62       $16.25        $0.285
Third Quarter..........................    $20.31       $17.69        $0.285
Fourth Quarter.........................    $20.75       $18.00        $0.285

FISCAL 2002
First Quarter..........................    $20.43       $18.90        $0.290
Second Quarter.........................    $20.99       $18.67        $0.290
Third Quarter..........................    $23.08       $19.75        $0.290
Fourth Quarter.........................    $22.50       $21.47        $0.290

FISCAL 2003
First Quarter..........................    $21.97       $18.50        $0.295
Second Quarter.........................    $21.99       $19.50        $0.295
Third Quarter..........................    $23.99       $21.24        $0.295
Fourth Quarter (through April 21, 2003)    $22.12       $21.06        $   --

    On April 21, 2003 the closing sale price for our common stock, as reported on the Nasdaq National Market System was $21.71 per share.


    The closing sale prices shown above reflect prices between dealers and do not include markups or markdowns or commissions and may not necessarily represent actual transactions. On February 20, 2003, we declared a quarterly dividend of $0.295 per share that we paid on March 15, 2003.

                              CAPITALIZATION

    The following table sets forth our consolidated capitalization and short-term debt as of December 31, 2002, (i) as reported, (ii) on a pro forma basis and (iii) on a pro forma as adjusted basis as explained in the notes below. This information should be read in conjunction with our Consolidated Financial Statements and Notes included in this prospectus.


                                                                          DECEMBER 31, 2002
                                              -------------------------------------------------------------------------
                                                                                                      PRO FORMA AS
                                                     ACTUAL                 PRO FORMA(1)              ADJUSTED(2)
                                              ---------------------    ----------------------    ----------------------
SHORT-TERM NOTES PAYABLE....................  $29,037,841               $25,166,481               $14,350,232
                                              ===========               ===========               ===========

LONG-TERM DEBT (INCLUDING CURRENT PORTION)
  7.15% Debentures due 2018.................  $24,017,000               $24,017,000               $24,017,000
  7.00% Debentures due 2023.................           --                20,000,000                20,000,000
  6.625% Debentures due 2023................   11,088,000                11,088,000                11,088,000
  8.30% Debentures due 2026.................   14,806,000                        --                        --
                                              -----------               -----------               -----------
    Total long-term debt....................  $49,911,000      60.3%    $55,105,000      62.7%    $55,105,000      55.8%
                                              -----------               -----------               -----------
COMMON SHAREHOLDERS' EQUITY
  Common shares, par value $1 per share
    Authorized--6,000,000 shares
    Outstanding--2,551,372 shares Actual
      and Pro Forma; 3,076,372 shares Pro
      Forma As Adjusted (3).................  $ 2,551,372               $ 2,551,372               $ 3,076,372
  Premium on common shares. ................   30,760,733                30,760,733                41,633,483
  Capital stock expense.....................   (1,925,392)               (1,925,392)               (2,506,893)
  Retained earnings.........................    1,448,636                 1,448,636                 1,448,636
                                              -----------               -----------               -----------
    Total common shareholders' equity.......  $32,835,349      39.7%    $32,835,349      37.3%    $43,651,598      44.2%
                                              -----------     -----     -----------     -----     -----------     -----
  Total capitalization......................  $82,746,349     100.0%    $87,940,349     100.0%    $98,756,598     100.0%
                                              ===========     =====     ===========     =====     ===========     =====

---------
(1)     Pro Forma amounts reflect the issuance and sale in February 2003 of $20,000,000 aggregate principal amount of
        7.00% Debentures due 2023, and the application of the $19,270,000 of net proceeds. We used $15,399,000 of the net proceeds to redeem $14,806,000 aggregate principal amount of our 8.30% Debentures due 2026, and the remaining $3,871,000 was used to pay down a portion of our short-term notes payable.

(2)     Pro Forma as Adjusted amounts reflect the Pro Forma amounts on an as adjusted basis to reflect the sale of
        525,000 shares of common stock offered by this prospectus at an assumed public offering price of $21.71 per share and the application of the estimated net proceeds of $10,816,249 from this sale to reduce short-term notes payable.

(3)     The number of shares excludes shares issued after December 31, 2002 through our Dividend Reinvestment and
        Stock Purchase Plan and through our Employee Stock Purchase Plan.

                   SELECTED CONSOLIDATED FINANCIAL DATA

    In the following table we set forth our selected consolidated financial data for the periods indicated. The data for each of the five fiscal years in the period ended June 30, 2002 are derived from our audited Consolidated Financial Statements and Notes for each of those periods. The data for the twelve months and the six months ended December 31, 2002 and for the six months ended December 31, 2001 are derived from our unaudited consolidated financial statements. We believe that the unaudited consolidated financial statements include all adjustments necessary for the fair presentation of the information below.

    The information in the table below does not provide all financial data about us. Consequently, we urge you to read and consider the information in our Consolidated Financial Statements and Notes and in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                           AS OF AND FOR THE
                                ---------------------------------------
                                  TWELVE          SIX           SIX
                                  MONTHS        MONTHS        MONTHS
                                   ENDED         ENDED         ENDED
                                  DEC. 31,      DEC. 31,      DEC. 31,
                                    2002          2002          2001
                                -----------   -----------   -----------
SUMMARY OF OPERATIONS ($)
  Operating revenues.........    58,745,599    22,655,101    19,839,281
  Operating income...........     8,124,316     2,082,552     2,359,687
  Net income (loss)..........     3,524,805      (298,482)     (186,574)
  Basic and diluted earnings
   (loss) per common share...          1.39         (0.12)        (0.07)
  Dividends declared per
   common share (2)..........          1.17          0.59          0.58
AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING (BASIC
 AND DILUTED)................     2,531,974     2,541,975     2,506,205
TOTAL ASSETS AT PERIOD END($)   136,453,752   136,453,752   130,629,610
SHORT-TERM DEBT AT PERIOD END
 ($)(3)(4)...................    30,787,841    30,787,841    29,505,000
CAPITALIZATION AT PERIOD
 END($)
  Common shareholders'
   equity....................    32,835,349    32,835,349    31,512,318
  Long-term debt (3).........    48,161,000    48,161,000    48,830,000
                                -----------   -----------   -----------
    Total capitalization.....    80,996,349    80,996,349    80,342,318
                                ===========   ===========   ===========
OTHER ITEMS ($)
  Capital expenditures.......     8,884,605     4,727,323     5,264,483
  Total plant, before
   accumulated depreciation..   159,950,436   159,950,436   152,631,278


                                          AS OF AND FOR THE FISCAL YEARS ENDED JUNE 30,
                               -------------------------------------------------------------------
                                  2002          2001          2000          1999         1998(1)
                               -----------   -----------   -----------   -----------   -----------
SUMMARY OF OPERATIONS ($)
  Operating revenues.........   55,929,780    70,770,156    45,926,775    38,672,238    44,258,000
  Operating income...........    8,401,452     8,721,719     8,176,722     6,652,070     6,731,859
  Net income (loss)..........    3,636,713     3,635,895     3,464,857     2,150,794     2,451,272
  Basic and diluted earnings
   (loss) per common share...         1.45          1.47          1.42          0.90          1.04
  Dividends declared per
   common share (2)..........         1.16          1.14          1.14          1.14          1.14
AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING (BASIC
 AND DILUTED)................    2,513,804     2,477,983     2,433,397     2,394,181     2,359,598
TOTAL ASSETS AT PERIOD END($)  127,948,525   124,179,138   112,918,919   107,473,117   102,866,613
SHORT-TERM DEBT AT PERIOD END
 ($)(3)(4)...................   21,105,000    19,250,000    11,375,000     8,145,000     3,665,000
CAPITALIZATION AT PERIOD
 END($)
  Common shareholders'
   equity....................   34,182,277    32,754,560    31,297,418    29,912,007    29,810,294
  Long-term debt (3).........   48,600,000    49,258,902    50,723,795    51,699,700    52,612,494
                               -----------   -----------   -----------   -----------   -----------
    Total capitalization.....   82,782,277    82,013,462    82,021,213    81,611,707    82,422,788
                               ===========   ===========   ===========   ===========   ===========
OTHER ITEMS ($)
  Capital expenditures.......    9,421,765     7,069,713     8,795,653     7,982,143    11,193,613
  Total plant, before
   accumulated depreciation..  156,305,063   147,792,390   141,986,856   133,804,954   127,028,159

----------

(1)     During March 1998, we sold $25,000,000 aggregate principal amount of Debentures due 2018. We used the net proceeds to redeem $10,000,000 of our 9.00% Debentures due 2011 and to pay down a portion of our short-term debt.

(2)     On August 22, 2002, our board of directors increased the dividend to $0.295 per quarter.

(3)     On February 18, 2003, we issued $20,000,000 aggregate principal amount of 7.00% Debentures due 2023. The net proceeds of the offering were $19,270,000. On March 20, 2003, we used $15,399,000 of the net proceeds to redeem $14,806,000 aggregate principal amount of our 8.30% Debentures due 2026, and we used the remaining
        $3,871,000 to pay down a portion of our short-term notes payable.

(4)     Includes current portion of long-term debt.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS

       FOR OUR COMPLETE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES,
                        SEE PAGES F-1 THROUGH F-25.

OVERVIEW

    The Kentucky Public Service Commission regulates our utility operations. As a part of this regulation, the Kentucky Public Service Commission sets the rates we are permitted to charge our customers. These rates have a significant impact on our annual revenues and profits. See "Business--Regulatory Matters".

    The rates approved by the Kentucky Public Service Commission allow us a specified rate of return on our regulated investment. The rates we are allowed to charge our customers also permit us to pass through to our customers changes in the costs of our gas supply. See "Business--Regulatory Matters".

    Our business is temperature-sensitive. Our sales volumes in any period reflect the impact of weather, with colder temperatures generally resulting in increased sales volumes. We anticipate that this sensitivity to seasonal and other weather conditions will continue to be reflected in our sales volumes in future periods. The impact of unusual winter temperatures on our revenues was ameliorated to some extent when the Kentucky Public Service Commission permitted us to start adjusting our winter rates in response to unusual winter temperatures in the year 2000. Under this weather normalization tariff, we are permitted to increase our rates for residential and small non-residential customers when, based on a 30-year average temperature, winter weather is warmer than normal, and we are required to decrease our rates when winter weather is colder than normal. We are permitted to adjust these rates for the billing months of December through April.

LIQUIDITY AND CAPITAL RESOURCES

    Because of the seasonal nature of our sales, we generate the smallest proportion of cash from operations during the warmer months, when sales volumes decrease considerably. Most of our construction activity takes place during these warmer months. As a result, we meet our cash needs for operations and construction during the warmer non-heating months partially through short-term borrowings.

    We made capital expenditures of $4,727,000 during the first six months of fiscal 2003. We made capital expenditures of $9,422,000, $7,070,000 and $8,796,000 for the fiscal years ended 2002, 2001 and 2000, respectively. We expect our total capital expenditures for fiscal 2003 to be approximately $9,800,000. We plan to make these capital expenditures on system extensions and for the replacement and improvement of existing transmission, distribution, gathering and general facilities.

    We generate internally only a portion of the cash necessary for our capital expenditure requirements. We finance the balance of our capital expenditure requirements on an interim basis through a short-term line of bank credit. Our current available line of bank credit is $40,000,000, of which $29,038,000 was borrowed at December 31, 2002. Our line of credit is with Branch Banking and Trust Company and extends through October 31, 2003. We intend to pursue renewal or to enter into a new agreement and seek substantially the same terms as the existing agreement.

    We periodically repay our short-term borrowings under our line of credit by using the net proceeds from the sale of long-term debt and equity securities. For example, on February 18, 2003, we issued $20,000,000 aggregate principal amount of 7.00% Debentures due 2023. The net proceeds of the offering were $19,270,000. On March 20, 2003, we applied $15,399,000 of the net proceeds to redeem $14,806,000 aggregate principal amount of our 8.30% Debentures due 2026, and we used the remaining $3,871,000 to pay down a portion of our short-term notes payable. We intend to use the proceeds from this offering to pay down our line of credit with Branch Banking and Trust Company. This will reduce our debt to total capitalization ratio and, we believe, improve our ability to issue additional long-term debt to finance future capital investments. We will use additional borrowings under our existing line of credit to help meet working capital and capital expenditures needs as required.

    Below, we summarize our primary cash flows during the fiscal years and the interim periods indicated:

                                   FOR THE SIX MONTHS ENDED
                                         DECEMBER 31,                   FOR THE FISCAL YEARS ENDED JUNE 30,
                                 ----------------------------      ---------------------------------------------
                                    2002             2001             2002             2001             2000
                                 -----------      -----------      -----------      -----------      -----------
Provided by (used in) our
  operating activities.........  $(3,274,198)     $(2,699,390)     $10,511,896      $ 2,652,572      $ 8,827,505
Used in our investing
  activities...................   (4,727,323)      (5,264,483)      (9,421,765)      (7,069,713)      (8,795,653)
Provided by (used in) financing
  activities...................    8,195,395        8,754,332       (1,028,996)       4,185,248          115,554
                                 -----------      -----------      -----------      -----------      -----------
Net increase (decrease) in cash
  and cash equivalents.........  $   193,874      $   790,459      $    61,135      $  (231,893)     $   147,406
                                 ===========      ===========      ===========      ===========      ===========

    For the year ended June 30, 2002, we had a $61,000 net increase in cash and cash equivalents compared to a $232,000 net decrease in cash and cash equivalents for the year ended June 30, 2001. This variation resulted from an increase in cash provided by operating activities, offset by increases in net cash used in investing and financing activities. The increase in cash provided by operating activities was largely due to changes in deferred recovery of gas costs, accounts receivable, accounts payable and other liabilities. The increase in cash used in investing activities resulted from increased capital expenditures. Cash was used in financing activities in 2002 due to the fact that dividends paid on common stock and repayments of long-term debt exceeded borrowings from the short-term line of credit. In 2001, borrowings from the short-term line of credit exceeded dividends paid on common stock and repayments of long-term debt.

    For the year ended June 30, 2001, we had a $232,000 net decrease in cash and cash equivalents compared to a $147,000 net increase in cash and cash equivalents for the year ended June 30, 2000. This variation resulted from a decrease in cash provided by operating activities, offset by a decrease in cash used in investing activities and an increase in cash provided by financing activities. The decrease in cash provided by operating activities was largely due to changes in deferred recovery of gas costs and gas in storage. The decrease in cash used in investing activities resulted from decreased capital expenditures. The increase in cash provided by financing activities is primarily attributable to increased borrowings from the short-term line of credit and decreased repayments of long-term debt.

    The net increase in cash and cash equivalents for the six months ended December 31, 2002 was less than the net increase in cash and cash equivalents for the six months ended December 31, 2001 due to a $575,000 increase in cash used in operating activities and a $559,000 decrease in cash provided by financing activities, offset by a $537,000 reduction in cash used in investing activities. The increase in cash used in operating activities was largely due to changes in accounts receivable, deferred recovery of gas costs, accounts payable and gas in storage. The decrease in cash provided by financing activities is primarily attributable to reduced borrowings from the short-term line of credit, offset by a decrease in repayments of long-term debt. The decrease in cash used in investing activities resulted from a decrease in capital expenditures.

    Cash provided by our operating activities primarily consists of net income adjusted for non-cash items, including depreciation, depletion, amortization, deferred income taxes and changes in working capital in our cash generated by operating activities. We expect that internally generated cash, coupled with short-term borrowings and the net proceeds of this offering, will be sufficient to satisfy our operating, normal capital expenditure requirements and to pay dividends for the foreseeable future.

RESULTS OF OPERATIONS

  OPERATING REVENUES

    The decrease of $14,840,000 in our operating revenues for 2002 was primarily attributable to decreased sales volumes and decreased gas rates. Sales volumes decreased due to warmer winter weather in 2002. Gas rates decreased due to lower gas prices. This decrease, however, was offset to some extent, because unusually warm temperatures enabled us to adjust our rates upward under our authorized weather normalization tariff.

    The increase of $24,843,000 in operating revenues for 2001 was primarily attributable to higher gas rates and increased sales volumes. Gas rates increased due to higher gas prices. This increase, however, was offset to some extent, because unusually cold temperatures required us to adjust our rates downward under our authorized weather normalization tariff. Our sales volumes increased due to colder winter weather in 2001.

    Heating degree days billed for 2002 were 89% of normal 30-year average temperatures as compared with 107% of normal temperatures for 2001 and 90% of normal temperatures for 2000. A "heating degree day" results from a day during which the average of the high and low temperature is at least one degree less than 65 degrees Fahrenheit.

    In the following table we set forth variations in our revenues for the last two fiscal years:

                                                                      INCREASE (DECREASE)
                                                                --------------------------------
                                                                2002 COMPARED      2001 COMPARED
                                                                   TO 2001            TO 2000
                                                                -------------      -------------
Variations in our regulated revenues
    Gas rates...............................................    $ (1,930,000)       $11,364,800
    Weather normalization adjustment........................       1,935,000         (1,634,000)
    Sales volumes...........................................      (9,002,000)         5,715,700
    Transportation..........................................         529,000             69,100
    Other...................................................         (49,000)            57,400
                                                                ------------        -----------
        Total...............................................    $ (8,517,000)       $15,573,000
                                                                ------------        -----------
Variations in our non-regulated revenues
    Gas rates...............................................    $ (6,354,000)       $ 8,669,000
    Sales volumes...........................................          32,000            601,000
    Other...................................................          (1,000)                --
                                                                ------------        -----------
        Total...............................................    $ (6,323,000)       $ 9,270,000
                                                                ------------        -----------
            Total variations in our revenues................    $(14,840,000)       $24,843,000
                                                                ============        ===========
Percentage variations in our regulated volumes
    Gas sales...............................................           (19.1)              18.0
    Transportation..........................................            13.6               16.8
Percentage variations in our non-regulated gas sales
  volumes...................................................             0.4                7.7

    The increase in operating revenues for the six months ended December 31, 2002 of $2,816,000 was primarily due to the 27% increase in sales volumes in our regulated business. Our sales volumes primarily increased because of the significantly colder weather in the 2002 period.

    The decrease in non-regulated revenues and intersegment revenues for the six months ended December 31, 2002 were primarily attributable to the non-regulated segment discontinuance of selling gas to the regulated segment effective January 1, 2002.

    Heating degree days billed were 71% of 30-year average temperatures for the six months ended December 31, 2002, as compared with 47% for the 2001 period.

    For meaningful analysis of our revenue and expense variations, the variation amounts and percentages presented in the following tables for regulated and non-regulated revenues and expenses include intersegment transactions. These intersegment revenues and expenses, whose variations are also disclosed in the following tables, are eliminated in the consolidated statements of income.

    In the following table we set forth variations in revenues for the six months ended December 31, 2002 compared to 2001:

Increase (decrease) in our regulated revenues
    Gas rates...............................................    $  (748,000)
    Weather normalization adjustment........................       (652,000)
    Sales volumes...........................................      2,904,000
    On-system transportation................................         81,000
    Off-system transportation...............................        193,000
    Other...................................................        (16,000)
                                                                -----------
        Total...............................................    $ 1,762,000
                                                                -----------

Increase (decrease) in our non-regulated revenues
    Gas rates...............................................    $   689,000
    Sales volumes...........................................     (1,263,000)
    Other...................................................          7,000
                                                                -----------
        Total...............................................    $  (567,000)
                                                                -----------
            Total increase in revenues......................    $ 1,195,000

Decrease in our intersegment revenues.......................      1,621,000
                                                                -----------
    Increase in our consolidated revenues...................    $ 2,816,000
                                                                ===========
Percentage increase in our regulated volumes
    Gas sales...............................................           27.2
    On-system transportation................................           11.1
    Off-system transportation...............................           26.4

Percentage decrease in our non-regulated gas sales
  volumes...................................................          (15.1)

  OPERATING EXPENSES

    The decrease in purchased gas expense for 2002 of $14,551,000 was due primarily to the 21% decrease in the cost of gas purchased for retail sales and the 11% decrease in volumes sold.

    The increase in purchased gas expense for 2001 of $23,493,000 was due primarily to the 73% increase in the cost of gas purchased for retail sales and the 13% increase in volumes sold.

    In the following table we set forth variations in our purchased gas expense for the last two fiscal years:

                                                                      INCREASE (DECREASE)
                                                                --------------------------------
                                                                2002 COMPARED      2001 COMPARED
                                                                   TO 2001            TO 2000
                                                                -------------      -------------
Increase (decrease) in our regulated gas expense
    Gas rates...............................................    $ (2,887,000)       $11,505,000
    Purchase volumes........................................      (4,877,000)         2,967,000
                                                                ------------        -----------
        Total...............................................    $ (7,764,000)       $14,472,000
                                                                ------------        -----------

Increase (decrease) in our non-regulated gas expense
    Gas rates...............................................    $ (6,651,000)       $ 8,308,000
    Purchase volumes........................................        (136,000)           713,000
                                                                ------------        -----------
        Total...............................................    $ (6,787,000)       $ 9,021,000
                                                                ------------        -----------
            Total increase (decrease) in our gas expense....    $(14,551,000)       $23,493,000
                                                                ============        ===========

    The increase in purchased gas expense for the six months ended December 31, 2002 of $2,326,000 was primarily due to the 27% increase in sales volumes in our regulated business. Our sales volumes primarily increased because of the significantly colder weather in 2002.

    The decreases in non-regulated gas expense and intersegment gas expenses for the six months ended December 31, 2002 were primarily attributable to the non-regulated segment discontinuance of selling gas to the regulated segment effective January 1, 2002.

    In the following table we set forth variations in our purchased gas expense for the six months ended December 31, 2002 compared to 2001:

Increase (decrease) in our regulated gas expense
    Gas rates...............................................    $ (135,000)
    Purchase volumes........................................     1,407,000
                                                                ----------
        Total...............................................    $1,272,000
                                                                ----------

Increase (decrease) in our non-regulated gas expense
    Gas rates...............................................    $  340,000
    Purchase volumes........................................      (974,000)
    Transportation expense..................................        67,000
                                                                ----------
        Total...............................................    $ (567,000)
                                                                ----------
            Total increase in our gas expense...............    $  705,000

Decrease in our intersegment gas expense....................     1,621,000
                                                                ----------
Increase in our consolidated gas expense....................    $2,326,000
                                                                ==========

    The increase in operation and maintenance expense of $577,000 for the six months ended December 31, 2002 was primarily due to an increase in bad debt expense resulting from higher gas prices and colder winter weather, and due to increased payroll and benefit costs. The increase in taxes other than income taxes for the six months ended December 31, 2002 of $110,000 was primarily due to increased property taxes.

    The decrease in interest charges for the six months ended December 31, 2002 of $244,000 was primarily due to lower interest rates on the short-term notes payable.

  BASIC AND DILUTED EARNINGS PER COMMON SHARE

    For the fiscal years ended June 30, 2002, 2001 and 2000, and the six months ended December 31, 2002 and 2001, our basic earnings per common share changed as a result of changes in net income and an increase in the number of our common shares outstanding. We increased our number of common shares outstanding as a result of shares issued through our Dividend Reinvestment and Stock Purchase Plan and our Employee Stock Purchase Plan.

    We have no potentially dilutive securities. As a result, our basic earnings per common share and our diluted earnings per common share are the same.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, entitled Accounting for Asset Retirement Obligations, and we adopted this statement effective July 1, 2002. Statement No. 143 addresses financial accounting for legal obligations associated with the retirement of long-lived assets. Upon adoption of this statement, we recorded $178,000 of asset retirement obligations in the balance sheet primarily representing the current estimated fair value of our obligation to plug oil and gas wells at the time of abandonment. Of this amount, $47,000 was recorded as incremental cost of the underlying property, plant and equipment. The cumulative effect on earnings of adopting this new statement was a charge to earnings of approximately $88,000 (net of income taxes of approximately $55,000), representing the cumulative amounts of depreciation and changes in the asset retirement obligation due to the passage of time for historical accounting periods. The adoption of this new standard did not have a significant impact on income before cumulative effect of a change in accounting principle for the six- and twelve-month periods ended December 31, 2002. Pro forma net income and earnings per share have not been presented for the six months ended December 31, 2001 because the pro forma application of Statement No. 143 to prior periods would result in pro forma net income and earnings per share not materially different from the actual amounts reported for those periods in the accompanying consolidated statements of income.

    In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, entitled Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 addresses accounting and reporting for the impairment or disposal of long-lived assets. Statement No. 144 was effective July 1, 2002. The impact of implementation on our financial position or results of operations was not material.

    In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, entitled Accounting for Costs Associated with Exit or Disposal Activities. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and is effective for exit or disposal activities that are initiated after December 31, 2002. We have not committed to any such exit or disposal plan. Accordingly, this new statement will not presently have any impact on us.

OUR MARKET RISK

    We purchase our gas supply through a combination of spot market gas purchases and forward gas purchases. The price of spot market gas is based on the market price at the time of delivery. The price we pay for our natural gas supply acquired under our forward gas purchase contracts, however, is fixed months prior to the delivery of the gas. Additionally, we inject some of our gas purchases into gas storage facilities in the non-heating months and withdraw this gas from storage for delivery to customers during the heating season. We have minimal price risk resulting from these forward gas purchase and storage arrangements, because we are permitted to pass these gas costs on to our regulated customers through the gas cost recovery rate mechanism.

    As a part of our unregulated transportation activities, we periodically contract with our transportation customers to acquire gas that we will transport to these customers. At the time we make a sales commitment to one of these customers, we attempt to cover this position immediately with gas purchase commitments that match the terms of the related sales contract in order to minimize our price volatility risk.

    None of our gas contracts are accounted for using the fair value method of accounting. While some of our gas purchase contracts meet the definition of a derivative, we have designated these contracts as "normal purchases" under Statement of Financial Accounting Standards No. 133 entitled Accounting for Derivative Instruments and Hedging Activities.


    We are exposed to risk resulting from changes in interest rates on our variable rate notes payable. The interest rate on our current short-term line of credit with Branch Banking and Trust Company is benchmarked to the monthly London Interbank Offered Rate. The balance on our outstanding short-term line of credit was $29,038,000 on December 31, 2002 and $27,755,000 on December 31, 2001. On April 21, 2003, the outstanding balance on our short-term line of credit was $12,738,116. Based on the amount of our outstanding short-term line of credit on December 31, 2002, a one percent (one hundred basis point) increase in our average interest rates would result in a decrease in our annual pre-tax net income of $290,000.


    The proceeds from this offering will be used to pay down a portion of our short-term line of credit. See "Use of Proceeds".

                                 BUSINESS

GENERAL

    In 1951, we established our first retail gas distribution system, which provided service to a total of 300 customers in two small Kentucky towns. As a result of acquisitions, as well as expansions of our customer base within our existing service areas, we now provide retail gas distribution service to approximately 40,000 customers in central and southeastern Kentucky. We also transport natural gas for others and produce a relatively small amount of oil and gas.

    We operate through two segments, regulated and non-regulated. Through our regulated segment, we sell natural gas to our retail customers in 23 predominantly rural communities. In addition, our regulated segment transports gas to industrial customers on our system who purchase gas in the open market. Our regulated segment also transports gas on behalf of local producers and other customers not on our distribution system.

    We operate our unregulated segment through three wholly-owned subsidiaries. Two of these subsidiaries, Delta Resources, Inc. and Delgasco, Inc., purchase natural gas on the national market and from Kentucky producers. We resell this gas to industrial customers on our distribution system and to others not on our system. Our third subsidiary that is part of the unregulated segment, Enpro, Inc., produces a relatively small amount of natural gas and oil that is sold on the unregulated market.

    We seek to provide dependable, high-quality service to our customers while steadily enhancing value for our shareholders. Our efforts have been focused on developing a balance of regulated and non-regulated businesses to contribute to our earnings by profitably selling and transporting gas in our service territory. Our primary operating strategies are as follows:

    * We strive to achieve operational excellence through economical, reliable service and our emphasis on responsiveness to customers. We believe that the expertise and experience of our management and operating employees has enabled us to control operating costs and work with our regulators to manage the rate-making process. For example, our results of operations and financial condition have been strengthened by regulatory developments in recent years, including a weather normalization provision and gas cost recovery clause which have reduced fluctuations in our earnings due to variations in weather and gas prices.

    * We continue to invest in facilities for the transmission, distribution and storage of natural gas. We intend to continue to grow our transmission and distribution facilities in order to meet any increasing demand from customers in our service territory. In addition, we intend to enhance our gas storage capability which we believe will enable us better to manage procurement and provide favorable utilization of our system.

    * We believe that our responsiveness to customers and the dependability of the service we provide afford us opportunities for growth. While we seek those opportunities, our strategy will continue to entail a conservative approach that strives to minimize our exposure to market risk arising from fluctuations in the prices of gas.

DISTRIBUTION AND TRANSMISSION OF NATURAL GAS

    The economy of our service area is based principally on coal mining, farming and light industry. The communities we serve typically contain populations of less than 20,000. Our three largest service areas are Nicholasville, Corbin and Berea, Kentucky. In Nicholasville we serve approximately 7,000 customers, in Corbin we serve approximately 6,000 customers, and in Berea we serve approximately 4,000 customers.

    The communities we serve continue to expand, resulting in growth opportunities for us. Industrial parks have been built in our service areas, resulting in some new industrial customers for us.

    Factors that affect our revenues include rates we charge our customers, our supply cost for the natural gas we purchase for resale, economic conditions in our service areas, weather and competition.

    Although the rules of the Kentucky Public Service Commission permit us to pass through to our customers changes in the price we must pay for our gas supply, increases in our rates to customers may cause our customers to conserve or to use alternative energy sources.

    Our retail sales are seasonal and temperature-sensitive, since the majority of the gas we sell is used for heating. Variations in the average temperature during the winter impact our revenues year-to-year. Kentucky Public Service Commission regulations, however, provide for us to adjust the rates we charge our customers in response to winter weather that is warmer or colder than normal temperatures.

    We compete with alternate sources of energy for our retail customers. These alternate sources include electricity, coal, oil, propane and wood. Our unregulated subsidiaries, which sell gas to industrial customers and others, compete with natural gas producers and natural gas marketers for those customers.

    Our industrial customers may be able to bypass our system by purchasing their gas supply from sources other than us. Additionally, some of our industrial customers are able to switch economically to alternative sources of energy. These are competitive concerns that we continue to address.

    Some natural gas producers in our service area can access pipeline delivery systems other than ours, which generates competition for our transportation function. We continue our efforts to purchase or transport natural gas that is produced in reasonable proximity to our transportation facilities.

    As an active participant in many areas of the natural gas industry, we plan to continue efforts to expand our gas distribution system and customer base. We continue to consider acquisitions of other gas systems, some of which are contiguous to our existing service areas, as well as expansion within our existing service areas.

    We anticipate continuing activity in gas production and transportation and plan to pursue and increase these activities wherever practicable. We continue to consider the construction, expansion or acquisition of additional transmission, storage and gathering facilities to provide for increased transportation, enhanced supply and system flexibility.

CONSOLIDATED OPERATING STATISTICS

    In the following table, we provide information about our business during the periods indicated. The data for the six months ended December 31, 2002 and 2001 have been derived from our unaudited quarterly financial statements.

                                  FOR THE        FOR THE
                                    SIX            SIX
                                   MONTHS         MONTHS
                                   ENDED          ENDED                    FOR THE FISCAL YEARS ENDED JUNE 30,
                                  DEC. 31,       DEC. 31,       ----------------------------------------------------------
                                    2002           2001          2002         2001         2000         1999         1998
                                  --------       --------       ------       ------       ------       ------       ------
AVERAGE RETAIL CUSTOMERS SERVED
  Residential...................   33,098         32,904        33,624       33,691       33,251       32,429       31,953
  Commercial....................    5,122          5,049         5,235        5,227        5,110        4,958        4,873
  Industrial....................       62             62            62           65           66           68           70
                                   ------         ------        ------       ------       ------       ------       ------
    Total.......................   38,282         38,015        38,921       38,983       38,427       37,455       36,896
                                   ======         ======        ======       ======       ======       ======       ======
OPERATING REVENUES ($000)
  Residential sales.............    7,296          6,606        23,202       28,088       19,672       17,329       19,969
  Commercial sales..............    4,798          4,038        13,832       17,040       10,952       10,039       11,890
  Industrial sales..............      443            390         1,141        2,046        1,104        1,173        1,576
  On-system transportation......    1,961          1,880         3,826        3,895        4,056        4,107        3,877
  Off-system transportation.....      765            571         1,220          814          522          363          483
  Non-regulated sales...........    7,323          6,269        12,511       18,640        9,431        5,491        6,335
  Other.........................       69             85           198          247          190          170          128
                                   ------         ------        ------       ------       ------       ------       ------
    Total.......................   22,655         19,839        55,930       70,770       45,927       38,672       44,258
                                   ======         ======        ======       ======       ======       ======       ======
SYSTEM THROUGHPUT
 (MILLION CU. FT.)
  Residential sales.............      649            515         2,133        2,614        2,266        2,223        2,377
  Commercial sales..............      472            362         1,389        1,666        1,397        1,401        1,504
  Industrial sales..............       53             46           142          249          174          189          231
                                   ------         ------        ------       ------       ------       ------       ------
    Total retail sales..........    1,174            923         3,664        4,529        3,837        3,813        4,112
  On-system transportation......    2,640          2,376         4,866        4,768        4,703        4,434        3,467
  Off-system transportation.....    2,254          1,781         3,590        2,677        1,672        1,144        1,489
                                   ------         ------        ------       ------       ------       ------       ------
    Total.......................    6,068          5,080        12,120       11,974       10,212        9,391        9,068
                                   ======         ======        ======       ======       ======       ======       ======
AVERAGE ANNUAL CONSUMPTION PER
 AVERAGE RESIDENTIAL CUSTOMER
 (THOUSAND CU. FT.).............       59             47            63           78           68           69           74
LEXINGTON, KENTUCKY DEGREE DAYS
  Actual........................    1,276            830         4,137        4,961        4,162        4,188        4,397
  Percent of 30-year average
   (six months - 1,789)
   (fiscal year - 4,655)........     71.3%          46.4%         88.9%       106.6%        89.4%        90.0%        94.5%
AVERAGE REVENUE PER MILLION
 CU. FT. SOLD AT RETAIL ($).....    10.68          11.95         10.42        10.42         8.27         7.49         8.13
AVERAGE GAS COST PER MILLION
 CU. FT. SOLD AT RETAIL ($).....     5.49           5.60          5.39         6.07         3.77         3.69         4.60

GAS SUPPLY

    We purchase our natural gas from a combination of interstate and Kentucky sources. In our fiscal year ended June 30, 2002, we purchased approximately 98% of Delta's natural gas from interstate sources.

  INTERSTATE GAS SUPPLY

    We acquire our interstate gas supply from gas marketers. We currently have commodity requirements agreements with two gas marketers, Dynegy Marketing and Trade and Woodward Marketing, L.L.C. Under these commodity requirements agreements, the gas marketers are obligated to supply the volumes consumed by our regulated customers in defined sections of our service areas. The prices we pay the gas marketers under these agreements are determined based on the prices published on the first of the month in Platts' Inside FERC's Gas Market Report in the indices that relate to the
        -------------------------------
pipelines through which the gas will be transported, plus or minus an agreed-to fixed price adjustment per million British Thermal Units of gas sold. We believe the prices published in this monthly publication reflect current market prices. Consequently, the price we pay for interstate gas is based on and closely reflects current market prices.

    Our agreement with Woodward is for a term that expires on April 30, 2004. Our agreement with Woodward is to supply the interstate gas transported for us by Tennessee Gas Pipeline. In our fiscal year June 30, 2002, approximately 25% of Delta's gas supply was purchased under our agreement with Woodward.

    Our agreement with Dynegy, under which we purchase the natural gas transported for us by Columbia Gas Transmission Corporation and Columbia Gulf Transmission Corporation, will end April 30, 2003. In fiscal year ended June 30, 2002, approximately 13% of Delta's gas supply was purchased under our agreement with Dynegy.

    We are currently in negotiations with Woodward to enter into a commodity requirements agreement to replace Dynegy's supply obligations to us. We intend, prior to April 30, 2003, to enter into a formal agreement with Woodward that contains terms similar or more favorable to us than the terms in the Dynegy agreement. However, we cannot assure you that we will enter into an agreement with Woodward or that such agreement will be on similar or more favorable terms than our Dynegy agreement.

    In the event we are unable to obtain an agreement with Woodward on terms similar or more favorable to us than the Dynegy agreement, we intend to negotiate and enter into an agreement with Woodward or another gas marketer containing as favorable terms as possible. The most material term that could be less favorable under an agreement to replace Dynegy is our cost of gas. If we are forced to enter into agreements with our cost of gas greater than under the Dynegy agreement, we will attempt through the Kentucky Public Service Commission's normal gas cost recovery process to obtain approval of an increase in the rates we charge our regulated customers in order to recover any increase in our gas supply cost. In such event, we would anticipate obtaining Kentucky Public Service Commission's approval of increased rates. Although this would permit us to pass our increased gas costs on to our customers, the result could reduce the amount of gas we sell to them.

    We also purchase additional interstate natural gas from Woodward, as needed, outside of our commodity requirements agreement with Woodward. This spot gas purchasing arrangement is pursuant to an agreement with Woodward that expires on March 31, 2005. We are not obligated to purchase gas from Woodward under this agreement for any periods longer than one month at a time. The price of gas under this agreement is based on current market prices, determined in a similar manner as under the commodity requirements contract with Woodward, with an agreed-to fixed price adjustment per million British Thermal Units purchased.

    We purchase gas from M & B Gas Services, Inc. for injection into our underground natural gas storage field. We are not obligated to purchase gas from M & B for any periods longer than one month at a time. The gas is priced at index-based market prices or at mutually agreed to fixed prices. Our agreement with M & B may be terminated upon 30 days' prior written notice by either party. In our fiscal year ended June 30, 2002, approximately 60% of Delta's gas supply was purchased under our agreement with M & B.

    We also purchase interstate natural gas from other gas marketers as needed at either current market prices, determined by industry publications, or at forward market prices.

  TRANSPORTATION OF INTERSTATE GAS SUPPLY

    Our interstate natural gas supply is transported to us from production and storage fields by Tennessee Gas Pipeline Company, Columbia Gas Transmission Corporation, Columbia Gulf Transmission Corporation and Texas Eastern Transmission Corporation.

    Our agreements with Tennessee Gas Pipeline extend by their terms until 2005 and, unless terminated by one of the parties, automatically renew for subsequent five-year terms. However, Tennessee has represented to us that as a result of Tennessee's Early Renewal Incentive Option Program begun in 1999, our agreements with Tennessee actually extend through 2008 and thereafter automatically renew for subsequent five-year terms unless terminated by one of the parties. Tennessee is obligated under these agreements to transport up to 19,600 Million cubic feet ("Mcf") per day for us. During fiscal 2002, Tennessee transported a total of 1,106,000 Mcf for us under these contracts. Annually, approximately 25% of Delta's supply requirements flow through Tennessee Gas Pipeline to our points of receipt under our transportation agreements with Tennessee. We have gas storage agreements with Tennessee under the terms of which we reserve a defined storage space in Tennessee's production area storage fields and its market area storage fields, and we reserve the right to withdraw up to fixed daily volumes. These gas storage agreements terminate on the same schedule as our transportation agreements with Tennessee.

    Under our agreements with Columbia Gas and Columbia Gulf, Columbia Gas is obligated to transport up to 12,500 Mcf per day for us, and Columbia Gulf is obligated to transport up to a total of 4,300 Mcf per day for us. During fiscal 2002, Columbia Gas and Columbia Gulf transported for us a total of 555,000 Mcf, or approximately 13% of Delta's supply requirements, under all of our agreements with them.

    All of our transport agreements with Columbia Gas and Columbia Gulf, except one agreement concerning the transportation of natural gas to supply our Mt. Olivet, Kentucky service area and two agreements concerning the transportation of natural gas to supply our North Middletown, Kentucky service area, extend through 2008 and thereafter continue on a year-to-year basis until terminated by one of the parties. The Mt. Olivet agreement and one of the North Middletown agreements are, by their terms, continuing on a year-to-year basis until terminated by one of the parties upon at least six months prior written notice. The other North Middletown agreement, is by its terms, set to expire October 31, 2004. However, Columbia Gas and Columbia Gulf have orally agreed with us to extend these agreements to 2008 with our other agreements and the parties are in the process of finalizing this extension. While the Mt. Olivet and North Middletown transport agreements are important for these service areas, they involve a relatively small amount of our overall gas supply.

    Columbia Gulf also transported additional volumes under agreements it has with M & B to a point of interconnection between Columbia Gulf and us where we purchase the gas to inject into our storage field, as discussed below. The amounts transported under the agreement between Columbia Gulf and this gas marketer for fiscal 2002 constituted approximately 60% of Delta's gas supply. We are not a party to any of these separate agreements.

    We have no direct agreement with Texas Eastern Transmission Corporation. However, Woodward has an arrangement with Texas Eastern to transport the gas to us that we purchase from that marketer. Consequently, Texas Eastern transports a small percentage of our interstate gas supply. In fiscal year ended June 30, 2002, Texas Eastern transported approximately 6,100 Mcf of natural gas to our system, which constituted less than 1% of our gas supply.

  KENTUCKY GAS SUPPLY

    We have an agreement with Columbia Natural Resources to purchase natural gas through October 31, 2004, and thereafter it will renew for additional terms of one year each until terminated by one of the parties. We purchased 55,000 Mcf from Columbia Natural Resources during fiscal 2002. The price for the gas we purchase from Columbia Natural Resources is based on the index price of spot gas delivered to

Columbia Gas in the relevant region as reported in Platt's Inside FERC's
                                                           -------------
Gas Market Report, with a fixed adjustment per million British Thermal
-----------------
Units of gas purchased. Columbia Natural Resources delivers this gas to our customers supplied directly from its own pipelines.

    We also purchased 25,000 Mcf of natural gas from our wholly-owned, unregulated subsidiary, Enpro, during fiscal 2002. Our unregulated production business has since discontinued supplying our utility.

    We own and operate an underground natural gas storage field that we use to store a significant portion of our winter gas supply needs. The storage gas is delivered during the summer injection season by Columbia Gulf on behalf of M & B to an interconnection point between Columbia Gulf and us where we receive the gas and flow it to our storage field. M & B arranges transportation of the gas through the Columbia Gulf system to us. This storage capability permits us to purchase and store gas during the non-heating months and then withdraw and sell the gas during the peak usage months. During fiscal 2002, we withdrew 1,900,000 Mcf from this storage field.

    We continue to seek additional gas supplies from available sources. We will continue to maintain an active gas supply management program that emphasizes long-term reliability and the pursuit of cost-effective sources of gas for our customers.

REGULATORY MATTERS

    The Kentucky Public Service Commission exercises regulatory authority over our retail natural gas distribution and our transportation services. The Kentucky Public Service Commission regulation of our business includes setting the rates we are permitted to charge our retail customers and our transportation customers.

    We monitor our need to file requests with the Kentucky Public Service Commission for a general rate increase for our retail gas and transportation services. Through these general rate cases, we are able to adjust the sales prices of our retail gas we sell to and transport for our customers.

    On December 27, 1999, the Kentucky Public Service Commission approved an annual revenue increase for us of $420,000. We filed this general rate case in July 1999, and it is our most recent filing of a rate case. The approval of our requests in this rate case included a weather normalization provision that permits us to adjust rates for the billing months of December through April to reflect variations from 30-year average winter temperatures.

    The Kentucky Public Service Commission has also approved a gas cost recovery clause, which permits us to adjust the rates charged to our customers to reflect changes in our natural gas supply costs. Although we are not required to file a general rate case to adjust rates pursuant to the gas recovery clause, we are required to make quarterly filings with the Kentucky Public Service Commission.

    During July 2001, the Kentucky Public Service Commission required an independent audit of our gas procurement activities and the gas procurement activities of four other gas distribution companies. This is part of the Kentucky Public Service Commission's investigation of increases in wholesale natural gas prices and their impact on customers. The Kentucky Public Service Commission indicated that Kentucky distributors had generally developed sound planning and procurement procedures for meeting their customers' natural gas requirements and that these procedures had provided customers with a reliable supply of natural gas at reasonable costs. The Kentucky Public Service Commission noted the events of the prior year, including changes in natural gas wholesale markets. It required the auditors to evaluate distributors' gas planning and procurement strategies in light of the recent more volatile wholesale markets, with a primary focus on a balanced portfolio of gas supply that balances cost issues, price risk and reliability. The auditors were selected by the Kentucky Public Service Commission. The final audit report, dated November 15, 2002, contains 16 procedural and reporting-related recommendations in the areas of gas supply planning, organization, staffing, controls, gas supply management, gas transportation, gas balancing, response to regulatory change and affiliate relations. The report also addresses several general areas for the five gas distribution companies involved in the audit, including Kentucky natural gas price issues, hedging, gas cost recovery mechanisms, budget billing, uncollectible accounts and forecasting. In January 2003, we responded to the auditors with our comments on action plans they have drafted relating to the recommendations. We believe that implementation of the recommendations will not result in a significant impact on our financial position or results of operations.

    In addition to regulation by the Kentucky Public Service Commission, we may obtain non-exclusive franchises from the cities and communities in which we operate authorizing us to place our facilities in the streets and public grounds. No utility may obtain a franchise until it has obtained approval from the Kentucky Public Service Commission to bid on a local franchise. We hold franchises in four of the cities and seven of the communities we serve. In the other cities and communities we serve, either our franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required or do not want to offer a franchise. We attempt to acquire or reacquire franchises whenever feasible.

    Without a franchise, a local government could require us to cease our occupation of the streets and public grounds or prohibit us from extending our facilities into any new area of that city or community. To date, the absence of a franchise has caused no adverse effect on our operations.

PROPERTIES

    We own our corporate headquarters in Winchester, Kentucky. We own ten buildings used for field operations in the cities we serve. Also, we own a building in Laurel County, Kentucky used for training and equipment and materials storage.

    We own approximately 2,400 miles of natural gas gathering, transmission, distribution, storage and service lines. These lines range in size up to 12 inches in diameter.

    We hold leases for the storage of natural gas under 8,000 acres located in Bell County, Kentucky. We developed this property for the underground storage of natural gas.

    We use all the properties described in the three paragraphs immediately above principally in connection with our regulated natural gas distribution, transmission and storage segment. See Note 11 of the Notes to Consolidated Financial Statements for a description of our two business segments.

    Through our wholly-owned subsidiary, Enpro, we produce oil and gas as a part of the unregulated segment of our business.

    Enpro owns interests in oil and gas leases on 11,000 acres located in Bell, Knox and Whitley Counties. Forty gas wells and five oil wells are producing from these properties. The remaining proved, developed natural gas reserves on these properties are estimated to be 3,000,000 Mcf. Oil production from the property has not been significant. Also, Enpro owns the oil and gas underlying 15,400 additional acres in Bell, Clay and Knox Counties. These properties are currently non-producing, and we have performed no reserve studies on these properties. Enpro produced a total of 187,000 Mcf of natural gas during fiscal 2002 from all the properties described in this paragraph.

    A producer is conducting exploration activities on part of Enpro's undeveloped holdings. Enpro reserved the option to participate in wells drilled by this producer and also retained certain working and royalty interests in any production from future wells.

    Our assets have no significant encumbrances.

EMPLOYEES


    On April 21, 2003, we had 156 full-time employees. We consider our relationship with our employees to be satisfactory. Our employees are not represented by unions nor are they subject to any collective bargaining agreements.


LEGAL PROCEEDINGS

    We are not parties to any legal proceedings that are expected to have a materially adverse impact on our financial condition or our results of operations.

                       DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    Our articles of incorporation authorize us to issue 6,000,000 shares, $1 par value, of our common stock.

    Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. Indentures under which our debentures were issued include a covenant that prohibits our paying dividends on our common stock unless our "Consolidated Tangible Net Worth" (which is defined as our consolidated shareholders' equity less intangible assets) exceeds $25,800,000. As of December 31, 2002, our shareholders' equity, less the $1,461,440 book value of our subsidiaries' pension-related intangible assets, was $31,373,909.

    In the event of liquidation, owners of our common stock are entitled to share pro-rata in any distribution, after payment of all of our debts and obligations. There are no pre-emptive rights, conversion rights, redemption provisions or sinking fund provisions applicable to our common stock. The shares of common stock sold in this offering will be fully paid and nonassessable.

    The Registrar and Transfer Agent for our common stock is Fifth Third Bank, 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

VOTING

    Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The affirmative vote of a plurality of the votes duly cast is required for the election of directors (that is, the nominees receiving the greatest number of votes will be elected). In the election of directors, shareholders are not permitted to cumulate votes.

    The approval of some extraordinary transactions with any person or entity holding 10% or more of our voting stock may require the affirmative vote of holders of at least 80% of the outstanding shares entitled to vote, as explained below.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    We have a Dividend Reinvestment and Stock Purchase Plan under which our shareholders can have their cash dividends automatically reinvested in our common stock. The price of shares purchased through our dividend reinvestment plan is based on the average high and low sales price of our common stock on the date of the participant's purchase. No brokerage fees are added to the purchase price. Participation in our dividend reinvestment plan is voluntary, and a participant may withdraw from the plan at any time.

PREFERRED STOCK

    Under our articles of incorporation, we are authorized to issue up to 312,500 shares of preferred stock. At the present time, no preferred shares are issued or outstanding. Our board of directors, without a shareholder vote, is empowered to issue these shares in series and to set the rights pertaining to these shares, including rights to dividends, redemption, liquidation, conversion and voting.

    To hinder a proposed transaction opposed by our board of directors, we could issue shares of our preferred stock that might create voting impediments to extraordinary corporate transactions or frustrate persons seeking to effect a merger or otherwise gain control of us.

ANTI-TAKEOVER PROVISIONS

    In addition to our ability to issue preferred stock, our articles of incorporation contain provisions and the Kentucky Business Corporation Act contains statutes that have anti-takeover implications. These provisions and statutes are summarized below, but are subject to numerous detailed exceptions and qualifications. For a complete understanding of these provisions and statutes, you should read our articles of incorporation and the Kentucky Revised Statutes Sections 271B.12-200-12-230. These provisions and statutes could also have the effect of creating impediments to extraordinary corporate transactions and frustrating persons seeking to effect a merger or otherwise gain control of us in a transaction opposed by our board of directors.

    Our articles of incorporation establish a classified board of directors. Under this provision, one-third of our directors are elected each year for a three-year term. Directors may be removed without cause, but only by a vote of 80% of the shares entitled to vote at an election of our directors. Also, our articles of incorporation provide that the number of directors as fixed by our by-laws can only be changed by an 80% or more affirmative shareholder vote or an affirmative vote of a majority of our board of directors.

    Under our articles of incorporation, extraordinary transactions with any person or entity holding 10% or more of our voting stock that would involve a change in our control, such as mergers and other acquisition transactions, may require the approval of holders of at least 80% of each class of our outstanding voting securities.

    Kentucky has adopted a type of anti-takeover statute known as a business combination statute that applies to some transactions in which we and any interested shareholder, or affiliates or associates of interested shareholders, might be a party. Under the statute, an "interested shareholder" means any person (other than us and our majority-owned subsidiaries):

    * who beneficially owns 10% or more of our outstanding voting stock, or

    * who is one of our affiliates and at any time during the five-year period prior to the proposed business combination owned 10% or more of our outstanding voting stock.

    The business combination transactions covered by the business combination statute include, among other things, mergers, certain dispositions of assets, certain issuances and transfers of securities, certain recapitalizations and reorganizations, as well as other specified transactions involving us and an interested shareholder or its affiliates or associates.

    Subject to exceptions and qualifications, the business combination statute prohibits us from engaging in a business combination with an interested shareholder or its affiliates or associates for a period of five years following the date on which the shareholder became an interested shareholder, unless a majority of our independent directors approves the business combination before the shareholder becomes an interested shareholder.

    In addition, any covered business combination with an interested shareholder must be approved by either:

    * (1) the affirmative vote of at least 80% of the votes entitled to be cast by outstanding shares of our voting stock and (2) the affirmative vote of at least 2/3 of the votes entitled to be cast by holders of our voting stock other than voting stock beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination or beneficially owned by an affiliate or associate of such interested shareholders; or

    * a majority of our "independent directors" that are also "continuing directors".

    An "independent director" is any director who is not one of our officers or full-time employees or an affiliate or associate of an interested shareholder or any of its affiliates. A "continuing director" is:

    * any director who is not an affiliate or associate of an interested shareholder and who was a director before the interested shareholder became an interested shareholder, and

    * any successor to a continuing director who is not an affiliate or associate of an interested shareholder and was recommended or elected by a majority of our other continuing directors at a meeting at which a quorum consisting of a majority of our other continuing directors was present.

    The foregoing vote requirements are not applicable in some instances if the consideration paid to our shareholders in the business combination transaction meets specific "fair price" determinations set forth in the Kentucky Business Corporation Act and certain other requirements regarding the payment of annual dividends and the amount of our stock acquired by the interested shareholder after it became an interested shareholder.

                               UNDERWRITING


    Subject to the terms and conditions of the underwriting agreement among us and the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated is the lead underwriter, the underwriters have severally agreed to purchase from us, and we have agreed to sell to them, an aggregate of 525,000 shares of common stock in the amounts set forth below opposite their respective names.

                                                                NUMBER OF
UNDERWRITERS                                                     SHARES
------------                                                    ---------
Stifel, Nicolaus & Company, Incorporated....................
J.J.B. Hilliard, W.L. Lyons, Inc. ..........................
Friedman, Billings, Ramsey & Co., Inc. .....................
BB&T Capital Markets, a division of Scott & Stringfellow,
  Inc. .....................................................
                                                                 -------
    Total...................................................     525,000
                                                                 =======


    Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the shares, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the shares, and to various other conditions contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

    The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriters) at such price, less a concession in an amount determined by the underwriters in their sole discretion. The underwriters may allow, and the selected dealers may reallow, a concession in an amount determined by the underwriters in their sole discretion to certain brokers and dealers. After the offering, the offering price and other selling terms may from time to time be changed by the underwriters.

    We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 75,000 additional shares of our common stock solely to cover over-allotments, if any, at the same price per share to be paid by the underwriters for the other shares of common stock in this offering. If the underwriters purchase any additional shares under this option, each underwriter will be committed to purchase that number of additional shares as determined by the underwriters and set forth in the written notice to us indicating that the underwriters are exercising their option to purchase the additional shares.

    The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                    NO EXERCISE       FULL EXERCISE
                                                    -----------       -------------
Per Share.......................................     $                  $
    Total.......................................     $                  $

    We estimate that we will spend approximately $80,000 in expenses in addition to the underwriters fees.

    In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the common stock during and after the offering, such as the following:

    * The underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them;

    * The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option;

    * The underwriters may stabilize or maintain the price of the common stock by bidding;

    * The underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise; and

    * The underwriters may engage in passive market-making transactions.

    The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected in the Nasdaq National Market System or otherwise and, if commenced, may be discontinued at any time.

    We have agreed to indemnify the underwriters and their controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make for such liabilities.

    With the exception of issuances and sales under our Dividend Reinvestment and Stock Purchase Plan and our Employee Stock Purchase Plan, we and each of our executive officers and directors have agreed that for a period of 90 days after the date of this prospectus, we and they will not, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, directly or indirectly offer for sale, sell or contract to sell, any option or contract to purchase or purchase any option or contract to sell or grant any option, right or warrant for the sale of or otherwise dispose of or transfer (subject to certain exceptions) any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock.


    As discussed under "Use of Proceeds", we will use the entire net proceeds of the offering to pay down a portion of our line of credit with Branch Bank & Trust Company, a Division of Scott & Stringfellow. BB&T Capital Markets, a Division of Scott & Stringfellow, is an underwriter in this offering. Because Branch Bank & Trust Company and BB&T Capital Markets are affiliated, the offering is being conducted in accordance with Rule 2720 of the NASD in order to avoid any conflict of interest that may result from such affiliation. However, since a bona fide market exists for our common stock, the NASD does not require us to use a qualified independent underwriter to conduct the offering.


    Certain of the underwriters engage in transactions with and, from time to time, have performed services for us and our subsidiaries in the ordinary course of business.

                               LEGAL MATTERS

    Our counsel, Stoll, Keenon & Park, LLP, Lexington, Kentucky, will pass on the validity of the common stock. Certain legal matters will be passed upon for the underwriters by their counsel, Thompson Coburn LLP, St. Louis, Missouri.

    Attorneys in the firm of Stoll, Keenon & Park, LLP representing us in this common stock offering own collectively 7,534 shares of our common stock.

                                  EXPERTS

    The financial statements as of June 30, 2002 and for the year ended June 30, 2002, included in this prospectus, and the related financial statement schedule for the year ended June 30, 2002, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    Arthur Andersen LLP, independent public accountants, audited our Consolidated Financial Statements and schedules for the fiscal years ended June 30, 2000 and 2001, included and/or incorporated by reference in this prospectus, and elsewhere in the registration statement filed in connection with this prospectus, as indicated in their reports with respect to those Consolidated Financial Statements and schedules. We include those Consolidated Financial Statements and schedules in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving those reports. After reasonable efforts we have not been able to obtain the written consent of Arthur Andersen LLP permitting us to name it in this prospectus as having certified our financial statements for the two fiscal years in the period ended June 30, 2001. This lack of consent will limit your ability to assert claims against Arthur Andersen LLP as explained under the heading "Risk Factors".

                    WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Instead of repeating the information that we have already filed with the SEC, the SEC allows us to "incorporate by reference" in this prospectus information contained in documents we have filed with the SEC. Those documents form an important part of this prospectus. You may obtain a copy of any filing we have made with the SEC directly from the SEC by:

    * reading and copying any materials we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, or

    * visiting the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

    You can obtain more information about the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

                        INCORPORATION BY REFERENCE

    We incorporate by reference the following reports that we previously filed with the SEC:

    * Our Annual Report on Form 10-K (SEC File Number: 1.000-08788) for the fiscal year ended June 30, 2002 and our amendment to our Annual Report on Form 10-K/A for the year ended June 30, 2002 that we filed with the SEC on September 16, 2002;

    * Those portions of the Proxy Statement with respect to the 2002 Annual Meeting of Shareholders that are incorporated by reference into Items 10, 11, 12 and 13 of our Annual Report on Form 10-K (SEC File Number:
      1.000-08788) for the fiscal year ended June 30, 2002;

    * Our Quarterly Report on Form 10-Q (SEC File Number: 1.000-08788) for the quarterly period ended September 30, 2002;

    * Our Quarterly Report on Form 10-Q (SEC File Number 1.000-08788) for the quarterly period ended December 31, 2002; and

    * Our current Report on Form 8-K (SEC File Number: 1.000-08788) dated November 22, 2002 that we filed with the SEC on November 22, 2002.

    We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. This additional information will be provided upon a written or oral request and at no cost to the requester. Requests for this information should be made to:

                             Mr. John F. Hall
             Vice President--Finance, Secretary and Treasurer
                      Delta Natural Gas Company, Inc.
                            3617 Lexington Road
                        Winchester, Kentucky 40391
                         Telephone: (859) 744-6171

    As allowed by the SEC's rules, we have not included in this prospectus all of the information that is included in the registration statement. At your request, we will provide you, free of charge, with a copy of the registration statement, any of the exhibits to the registration statement, or a copy of any other filing we have made with the SEC. If you want more information, write in care of or call Mr. John F. Hall at the above address or phone number.

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Consolidated Financial Statements

    Report of Independent Auditors..........................   F-2

    Report of Previous Independent Public Accountants.......   F-3

    Consolidated Statements of Income for the Years Ended
     June 30, 2002, 2001 and 2000...........................   F-4

    Consolidated Statements of Cash Flows for the Years
     Ended June 30, 2002, 2001 and 2000.....................   F-5

    Consolidated Balance Sheets as of June 30, 2002 and
     2001...................................................   F-6

    Consolidated Statements of Changes in Shareholders'
     Equity for the Years Ended June 30, 2002, 2001 and
     2000...................................................   F-7

    Consolidated Statements of Capitalization as of June 30,
     2002 and 2001..........................................   F-8

    Notes to Consolidated Financial Statements..............   F-9

Consolidated Financial Statements (Unaudited)

    Consolidated Statements of Income for the Six Months
     Ended December 31, 2002 and 2001.......................  F-20

    Consolidated Balance Sheets as of December 31, 2002,
     June 30, 2002 and December 31, 2001....................  F-21

    Consolidated Statements of Cash Flows for the Six Months
     Ended December 31, 2002 and 2001.......................  F-22

    Notes to Consolidated Financial Statements..............  F-23

                      REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Delta Natural Gas Company, Inc.:

    We have audited the accompanying consolidated balance sheet of Delta Natural Gas Company, Inc. and subsidiaries (the "Company") as of June 30, 2002, and the related consolidated statements of capitalization, income, cash flows and changes in shareholders' equity for the year ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of June 30, 2001 and for each of the two years in the period then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated August 10, 2001.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Delta Natural Gas Company, Inc. and subsidiary companies as of June 30, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
August 19, 2002

             REPORT OF PREVIOUS INDEPENDENT PUBLIC ACCOUNTANTS

  THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR
      ANDERSEN LLP AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

To the Board of Directors and Shareholders of Delta Natural Gas Company, Inc.:

    We have audited the accompanying consolidated balance sheets and statements of capitalization of DELTA NATURAL GAS COMPANY, INC. (a Kentucky corporation) and subsidiary companies as of June 30, 2001 and 2000, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Natural Gas Company, Inc. and subsidiary companies as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Louisville, Kentucky
August 10, 2001

                         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                                     CONSOLIDATED STATEMENTS OF INCOME


                                                                    FOR THE YEARS ENDED JUNE 30,
                                                           -----------------------------------------------
                                                              2002              2001              2000
                                                           -----------       -----------       -----------
OPERATING REVENUES...................................      $55,929,780       $70,770,156       $45,926,775
                                                           -----------       -----------       -----------
OPERATING EXPENSES
    Purchased gas....................................      $30,157,225       $44,707,739       $21,214,834
    Operation and maintenance........................        9,685,746         9,844,728         9,139,143
    Depreciation and depletion.......................        4,080,944         3,840,450         3,989,090
    Taxes other than income taxes....................        1,354,913         1,423,020         1,338,486
    Income taxes (Note 3)............................        2,249,500         2,232,500         2,068,500
                                                           -----------       -----------       -----------
        Total operating expenses.....................      $47,528,328       $62,048,437       $37,750,053
                                                           -----------       -----------       -----------
OPERATING INCOME.....................................      $ 8,401,452       $ 8,721,719       $ 8,176,722
OTHER INCOME AND DEDUCTIONS, NET.....................           17,018            31,141            42,866
                                                           -----------       -----------       -----------
INCOME BEFORE INTEREST CHARGES.......................      $ 8,418,470       $ 8,752,860       $ 8,219,588
                                                           -----------       -----------       -----------
INTEREST CHARGES
    Interest on long-term debt.......................      $ 3,728,847       $ 3,775,856       $ 3,845,565
    Other interest...................................          891,750         1,179,949           748,006
    Amortization of debt expense.....................          161,160           161,160           161,160
                                                           -----------       -----------       -----------
        Total interest charges.......................      $ 4,781,757       $ 5,116,965       $ 4,754,731
                                                           -----------       -----------       -----------
NET INCOME...........................................      $ 3,636,713       $ 3,635,895       $ 3,464,857
                                                           ===========       ===========       ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  (BASIC AND DILUTED)................................        2,513,804         2,477,983         2,433,397
BASIC AND DILUTED EARNINGS PER COMMON SHARE..........      $      1.45       $      1.47       $      1.42
DIVIDENDS DECLARED PER COMMON SHARE..................      $      1.16       $      1.14       $      1.14

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                     FOR THE YEARS ENDED JUNE 30,
                                                            -----------------------------------------------
                                                               2002              2001              2000
                                                            -----------       -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..........................................      $ 3,636,713       $ 3,635,895       $ 3,464,857
  Adjustments to reconcile net income to net cash from
   operating activities
    Depreciation, depletion and amortization..........        4,354,396         4,047,715         4,240,595
    Deferred income taxes and investment tax
     credits..........................................        1,110,916         2,332,458         1,446,444
    Other--net........................................          595,894           700,091           841,877
  (Increase) decrease in assets
    Accounts receivable...............................        1,767,741        (1,860,926)       (1,160,957)
    Gas in storage....................................         (556,871)       (1,665,124)           48,005
    Materials and supplies............................           69,663          (129,278)          200,689
    Prepayments.......................................          681,195          (690,662)          (51,964)
    Other assets......................................       (1,551,055)         (333,402)         (561,893)
  Increase (decrease) in liabilities
    Accounts payable..................................       (1,524,216)        1,647,056         1,630,760
    Refunds due customers.............................           35,653            (5,708)            2,679
    Deferred (advance recovery of) gas cost...........          368,648        (4,518,953)       (1,124,219)
    Accrued taxes.....................................          (44,503)         (521,190)          284,891
    Other current liabilities.........................          128,283            11,340          (302,553)
    Other liabilities.................................        1,439,439             3,260          (131,706)
                                                            -----------       -----------       -----------
      Net cash provided by operating activities.......      $10,511,896       $ 2,652,572       $ 8,827,505
                                                            -----------       -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures................................      $(9,421,765)      $(7,069,713)      $(8,795,653)
                                                            -----------       -----------       -----------
      Net cash used in investing activities...........      $(9,421,765)      $(7,069,713)      $(8,795,653)
                                                            -----------       -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Dividends on common stock.........................      $(2,916,418)      $(2,825,267)      $(2,777,372)
    Issuance of common stock, net.....................          707,422           646,514           697,926
    Repayment of long-term debt.......................       (1,375,000)         (810,999)       (1,735,000)
    Issuance of notes payable.........................       36,860,000        52,415,000        27,810,000
    Repayment of notes payable........................      (34,305,000)      (45,240,000)      (23,880,000)
                                                            -----------       -----------       -----------
      Net cash provided by (used in) financing
       activities.....................................      $(1,028,996)      $ 4,185,248       $   115,554
                                                            -----------       -----------       -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..........................................      $    61,135       $  (231,893)      $   147,406
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..........          164,101           395,994           248,588
                                                            -----------       -----------       -----------
CASH AND CASH EQUIVALENTS, END OF YEAR................      $   225,236       $   164,101       $   395,994
                                                            ===========       ===========       ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for
    Interest..........................................      $ 4,636,051       $ 4,970,327       $ 4,626,542
    Income taxes (net of refunds).....................      $ 1,130,566       $   395,737       $   533,908

   The accompanying notes to consolidated financial statements are an integral part of these statements.

                     DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                                   CONSOLIDATED BALANCE SHEETS


                                                                          AS OF JUNE 30,
                                                                  -------------------------------
                                                                      2002               2001
                                                                  ------------       ------------
ASSETS
  GAS UTILITY PLANT, AT COST................................      $156,305,063       $147,792,390
    Less - Accumulated provision for depreciation...........       (49,142,976)       (45,375,230)
                                                                  ------------       ------------
      Net gas plant.........................................      $107,162,087       $102,417,160
                                                                  ------------       ------------
  CURRENT ASSETS
    Cash and cash equivalents...............................      $    225,236       $    164,101
    Accounts receivable, less accumulated provisions for
     doubtful accounts of $165,000 and $575,000 in 2002 and
     2001, respectively.....................................         2,884,025          4,651,766
    Gas in storage, at average cost.........................         5,216,772          4,659,901
    Deferred gas costs......................................         4,076,059          4,444,707
    Materials and supplies, at first-in, first-out cost.....           523,756            593,419
    Prepayments.............................................           388,794          1,090,515
                                                                  ------------       ------------
      Total current assets..................................      $ 13,314,642       $ 15,604,409
                                                                  ------------       ------------
  OTHER ASSETS
    Cash surrender value of officers' life insurance (face
     amount of $1,236,009)..................................      $    344,687       $    354,891
    Note receivable from officer............................           158,000            128,000
    Prepaid pension, unamortized debt expense and other
     (Notes 4 and 7)........................................         6,969,109          5,674,678
                                                                  ------------       ------------
      Total other assets....................................      $  7,471,796       $  6,157,569
                                                                  ------------       ------------
        Total assets........................................      $127,948,525       $124,179,138
                                                                  ============       ============
LIABILITIES AND SHAREHOLDERS' EQUITY
  CAPITALIZATION (SEE CONSOLIDATED STATEMENTS OF
   CAPITALIZATION)
    Common shareholders' equity.............................      $ 34,182,277       $ 32,754,560
    Long-term debt (Notes 7 and 8)..........................        48,600,000         49,258,902
                                                                  ------------       ------------
      Total capitalization..................................      $ 82,782,277       $ 82,013,462
                                                                  ------------       ------------
  CURRENT LIABILITIES
    Notes payable (Note 6)..................................      $ 19,355,000       $ 16,800,000
    Current portion of long-term debt (Notes 7 and 8).......         1,750,000          2,450,000
    Accounts payable........................................         4,077,983          5,602,199
    Accrued taxes...........................................           673,873            718,376
    Refunds due customers...................................            73,973             38,320
    Customers' deposits.....................................           440,568            418,582
    Accrued interest on debt................................         1,162,956          1,178,410
    Accrued vacation........................................           558,066            538,595
    Other accrued liabilities...............................           503,178            400,898
                                                                  ------------       ------------
      Total current liabilities.............................      $ 28,595,597       $ 28,145,380
                                                                  ------------       ------------
  DEFERRED CREDITS AND OTHER
    Deferred income taxes...................................      $ 14,078,273       $ 12,851,457
    Investment tax credits..................................           404,600            449,800
    Regulatory liability (Note 3)...........................           562,025            632,725
    Additional minimum pension liability (Note 4)...........         1,461,440                 --
    Advances for construction and other.....................            64,313             86,314
                                                                  ------------       ------------
      Total deferred credits and other......................      $ 16,570,651       $ 14,020,296
                                                                  ------------       ------------
  COMMITMENTS AND CONTINGENCIES (NOTE 9)
        Total liabilities and shareholders' equity..........      $127,948,525       $124,179,138
                                                                  ============       ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                    FOR THE YEARS ENDED JUNE 30,
                                                           -----------------------------------------------
                                                              2002              2001              2000
                                                           -----------       -----------       -----------
COMMON SHARES

  Balance, beginning of year.........................      $ 2,495,679       $ 2,459,067       $ 2,413,942

  $1.00 par value of 34,400, 36,612 and 45,125 shares
   issued in 2002, 2001 and 2000, respectively

      Dividend reinvestment and stock purchase
       plan..........................................           28,506            28,958            37,499

      Employee stock purchase plan and other.........            5,894             7,654             7,626
                                                           -----------       -----------       -----------

  Balance, end of year...............................      $ 2,530,079       $ 2,495,679       $ 2,459,067
                                                           ===========       ===========       ===========

PREMIUM ON COMMON SHARES

  Balance, beginning of year.........................      $29,657,308       $29,038,995       $28,386,194

    Premium on issuance of common shares

      Dividend reinvestment and stock purchase
       plan..........................................          561,547           503,897           533,760

      Employee stock purchase plan and other.........          111,475           114,416           119,041
                                                           -----------       -----------       -----------

  Balance, end of year...............................      $30,330,330       $29,657,308       $29,038,995
                                                           ===========       ===========       ===========

CAPITAL STOCK EXPENSE

  Balance, beginning of year.........................      $(1,925,431)      $(1,917,020)      $(1,917,020)

    Dividend reinvestment and stock purchase plan....               --            (8,411)               --
                                                           -----------       -----------       -----------

  Balance, end of year...............................      $(1,925,431)      $(1,925,431)      $(1,917,020)
                                                           ===========       ===========       ===========

RETAINED EARNINGS

  Balance, beginning of year.........................      $ 2,527,004       $ 1,716,376       $ 1,028,891

    Net income.......................................        3,636,713         3,635,895         3,464,857

    Cash dividends declared on common shares (See
     Consolidated Statements of Income for rates)....       (2,916,418)       (2,825,267)       (2,777,372)
                                                           -----------       -----------       -----------

  Balance, end of year...............................      $ 3,247,299       $ 2,527,004       $ 1,716,376
                                                           ===========       ===========       ===========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                    DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                           CONSOLIDATED STATEMENTS OF CAPITALIZATION


                                                                         AS OF JUNE 30,
                                                                  -----------------------------
                                                                     2002              2001
                                                                  -----------       -----------
COMMON SHAREHOLDERS' EQUITY

    Common shares, par value $1.00 per share (Notes 4 and 5)

        Authorized 6,000,000 shares

        Issued and outstanding 2,530,079 and 2,495,679
          shares in 2002 and 2001, respectively.............      $ 2,530,079       $ 2,495,679

    Premium on common shares................................       30,330,330        29,657,308

    Capital stock expense...................................       (1,925,431)       (1,925,431)

    Retained earnings (Note 7)..............................        3,247,299         2,527,004
                                                                  -----------       -----------

            Total common shareholders' equity...............      $34,182,277       $32,754,560
                                                                  -----------       -----------

LONG-TERM DEBT (NOTES 7 AND 8)

    Debentures, 8.3%, due 2026..............................      $14,816,000       $14,821,000

    Debentures, 6 5/8%, due 2023............................       11,445,000        11,933,000

    Debentures, 7.15%, due 2018.............................       24,089,000        24,271,000

    Promissory note from acquisition of underground storage,
      non-interest bearing, due through 2001 (less
      unamortized discount of $16,098 in 2001)..............               --           683,902
                                                                  -----------       -----------

            Total long-term debt............................      $50,350,000       $51,708,902

    Less amounts due within one year, included in current
      liabilities...........................................       (1,750,000)       (2,450,000)
                                                                  -----------       -----------

            Net long-term debt..............................      $48,600,000       $49,258,902
                                                                  -----------       -----------

                Total capitalization........................      $82,782,277       $82,013,462
                                                                  ===========       ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) PRINCIPLES OF CONSOLIDATION Delta Natural Gas Company, Inc. ("Delta" or "the Company") has three wholly-owned subsidiaries. Delta Resources, Inc. ("Delta Resources") buys gas and resells it to industrial or other large use customers on Delta's system. Delgasco, Inc. buys gas and resells it to Delta Resources and to customers not on Delta's system. Enpro, Inc. owns and operates production properties and undeveloped acreage. All subsidiaries of Delta are included in the consolidated financial statements. Intercompany balances and transactions have been eliminated.

    (B) CASH EQUIVALENTS For the purposes of the Consolidated Statements of Cash Flows, all temporary cash investments with a maturity of three months or less at the date of purchase are considered cash equivalents.

    (C) DEPRECIATION The Company determines its provision for depreciation using the straight-line method and by the application of rates to various classes of utility plant. The rates are based upon the estimated service lives of the properties and were equivalent to composite rates of 2.9%, 2.8% and 3.1% of average depreciable plant for 2002, 2001 and 2000, respectively.

    (D) MAINTENANCE All expenditures for maintenance and repairs of units of property are charged to the appropriate maintenance expense accounts. A betterment or replacement of a unit of property is accounted for as an addition and retirement of utility plant. At the time of such a retirement, the accumulated provision for depreciation is charged with the original cost of the property retired and also for the net cost of removal.

    (E) GAS COST RECOVERY Delta has a Gas Cost Recovery ("GCR") clause which provides for a dollar-tracker that matches revenues and gas costs and provides eventual dollar-for-dollar recovery of all gas costs incurred. The Company expenses gas costs based on the amount of gas costs recovered through revenue. Any differences between actual gas costs and those estimated costs billed are deferred and reflected in the computation of future billings to customers using the GCR mechanism.

    (F) REVENUE RECOGNITION The Company records revenues as billed to its customers on a monthly meter reading cycle. At the end of each month, gas service which has been rendered from the latest date of each cycle meter reading to the month-end is unbilled.

    (G) REVENUES AND CUSTOMER RECEIVABLES The Company serves 40,000 customers in central and southeastern Kentucky. Revenues and customer receivables arise primarily from sales of natural gas to customers and from transportation services for others. Provisions for doubtful accounts are recorded to reflect the expected net realizable value of accounts receivable.

    (H) USE OF ESTIMATES The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (I) RATE REGULATED BASIS OF ACCOUNTING The Company's regulated operations follow the accounting and reporting requirements of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation". The economic effects of regulation can result in a regulated company recovering costs from customers in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this results, costs are deferred as assets in the consolidated balance sheet (regulatory assets) and recorded as expenses when such amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES current collection in rates of costs that are expected to be incurred in the future (regulatory liabilities). The amounts recorded by the Company as regulatory assets and regulatory liabilities are as follows:

                                                                  2002        2001
                                                                  -----       -----
REGULATORY ASSETS ($000)
    Deferred gas cost.......................................      4,076       4,445
    Loss on extinguishment of debt..........................      1,337       1,395
    Rate case and gas audit expense.........................        116         142
                                                                  -----       -----
        Total regulatory assets.............................      5,529       5,982
                                                                  =====       =====
REGULATORY LIABILITIES ($000)
    Refunds from suppliers that are due customers...........         74          38
    Regulatory liability for deferred income taxes..........        562         633
                                                                  -----       -----
        Total regulatory liabilities........................        636         671
                                                                  =====       =====

    The Company is currently earning a return on loss on extinguishment of debt and rate case expenses. Deferred gas costs are presented every three months to the PSC for recovery in accordance with the gas cost recovery rate mechanism.

(2) NEW ACCOUNTING PRONOUNCEMENTS

    Effective June, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 eliminates the pooling-of-interests method and requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. It also requires intangible assets acquired in a business combination to be recognized separately from goodwill. SFAS No. 141 had no impact on the Company's financial position or results of operations with respect to business combination transactions that occurred prior to June 30, 2001. SFAS No. 142 addresses how goodwill and other intangible assets should be accounted for upon their acquisition and afterwards. The primary impact of SFAS No. 142 is that future goodwill and intangible assets with indefinite lives will no longer be amortized beginning in 2002. Instead of amortization, goodwill will be subject to an assessment for impairment by applying a fair-value-based test annually and more frequently if circumstances indicate a possible impairment. If the carrying amount of goodwill exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. The Company does not have recorded goodwill or intangible assets. Accordingly, these new accounting rules will not presently have a significant impact on the Company.

    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which is required to be adopted July 1, 2002. SFAS No. 143 addresses asset retirement obligations that result from the acquisition, construction or normal operation of long-lived assets. It requires companies to recognize asset retirement obligations as a liability when the liability is incurred at its fair value. Adoption of SFAS No. 143 is not expected to have a significant impact on the Company.

    In August 2001, the FASB issued SFAS No. 144, entitled Accounting for the Impairment or Disposal of Long-Lived Assets, which is required to be adopted July 1, 2002. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and APB Opinion No. 30, "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", and combines the two accounting models

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES into a single model based on the framework established in SFAS No. 121. Adoption of SFAS No. 144 will not have a significant impact on the Company.

    The American Institute of Certified Public Accountants has issued an exposure draft Statement of Position ("SOP") "Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment". This proposed SOP applies to all nongovernmental entities that acquire, construct or replace tangible property, plant and equipment ("PP&E") including lessors and lessees. A significant element of the SOP requires that entities use component accounting for PP&E to the extent future component replacement will be capitalized. At adoption, entities would have the option to apply component accounting retroactively for all PP&E assets, to the extent applicable, or to apply component accounting as an entity incurs capitalizable costs that replace all or a portion of PP&E. The proposed effective date of the SOP is January 1, 2003. The Company is currently analyzing the impact of this proposed SOP.

(3) INCOME TAXES

    The Company provides for income taxes on temporary differences resulting from the use of alternative methods of income and expense recognition for financial and tax reporting purposes. The differences result primarily from the use of accelerated tax depreciation methods for certain properties versus the straight-line depreciation method for financial purposes, differences in recognition of purchased gas cost recoveries and certain other accruals which are not currently deductible for income tax purposes. Investment tax credits were deferred for certain periods prior to fiscal 1987 and are being amortized to income over the estimated useful lives of the applicable properties. The Company utilizes the asset and liability method for accounting for income taxes, which requires that deferred income tax assets and liabilities are computed using tax rates that will be in effect when the book and tax temporary differences reverse. The change in tax rates applied to accumulated deferred income taxes may not be immediately recognized in operating results because of regulatory treatment. A regulatory liability has been established to recognize the future revenue requirement impact from these deferred taxes. The temporary differences which gave rise to the net accumulated deferred income tax liability for the periods are as follows:

                                                                     2002              2001
                                                                  -----------       -----------
DEFERRED TAX LIABILITIES
    Accelerated depreciation................................      $13,436,373       $12,440,957
    Deferred gas cost.......................................        1,364,800         1,444,200
    Accrued pension.........................................        1,104,200         1,157,200
    Debt expense............................................          406,300           426,900
                                                                  -----------       -----------
        Total...............................................      $16,311,673       $15,469,257
                                                                  -----------       -----------

DEFERRED TAX ASSETS
    Alternative minimum tax credits.........................      $ 1,365,200       $ 1,701,100
    Regulatory liabilities..................................          221,700           249,600
    Investment tax credits..................................          159,600           177,400
    Other...................................................          486,900           489,700
                                                                  -----------       -----------
        Total...............................................      $ 2,233,400       $ 2,617,800
                                                                  -----------       -----------
            Net accumulated deferred income tax liability...      $14,078,273       $12,851,457
                                                                  ===========       ===========

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

    The components of the income tax provision are comprised of the following for the years ended June 30:

                                                                 2002             2001             2000
                                                              ----------       ----------       ----------
COMPONENTS OF INCOME TAX EXPENSE
    Current
        Federal.........................................      $  776,200       $  (77,000)      $  568,100
        State...........................................         296,100          (71,700)         137,500
                                                              ----------       ----------       ----------
            Total.......................................      $1,072,300       $ (148,700)      $  705,600
    Deferred............................................       1,177,200        2,381,200        1,362,900
                                                              ----------       ----------       ----------
            Income tax expense..........................      $2,249,500       $2,232,500       $2,068,500
                                                              ==========       ==========       ==========

    Reconciliation of the statutory federal income tax rate to the effective income tax rate is shown in the table below:

                                                                  2002        2001         2000
                                                                  ----        ----         ----
Statutory federal income tax rate...........................      34.0%       34.0%        34.0%
State income taxes net of federal benefit...................       5.3         5.4          5.2
Amortization of investment tax credits......................      (0.8)       (0.9)        (1.1)
Other differences--net......................................      (0.2)       (0.3)        (0.4)
                                                                  ----        ----         ----
    Effective income tax rate...............................      38.3%       38.2%        37.7%
                                                                  ====        ====         ====

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

(4) EMPLOYEE BENEFIT PLANS

    (A) DEFINED BENEFIT RETIREMENT PLAN Delta has a trusteed, noncontributory, defined benefit pension plan covering all eligible employees. Retirement income is based on the number of years of service and annual rates of compensation. The Company makes annual contributions equal to the amounts necessary to fund the plan adequately. The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended March 31, 2002, and a statement of the funded status as of March 31 of both years, as recognized in the Company's consolidated balance sheets at June 30:

                                                                     2002              2001
                                                                  -----------       -----------
CHANGE IN BENEFIT OBLIGATION
    Benefit obligation at beginning of year.................      $ 8,486,103       $ 8,188,361
    Service cost............................................          518,496           487,392
    Interest cost...........................................          657,126           592,537
    Amendments..............................................        1,514,620                --
    Actuarial loss..........................................          (84,009)          332,610
    Benefits paid...........................................         (411,217)       (1,114,797)
                                                                  -----------       -----------
    Benefit obligation at end of year.......................      $10,681,119       $ 8,486,103
                                                                  -----------       -----------
CHANGE IN PLAN ASSETS
    Fair value of plan assets at beginning of year..........      $ 9,073,398       $10,176,049
    Actual return (loss) on plan assets.....................           14,243          (636,591)
    Employer contribution...................................          543,255           648,737
    Benefits paid...........................................         (411,217)       (1,114,797)
                                                                  -----------       -----------
    Fair value of plan assets at end of year................      $ 9,219,679       $ 9,073,398
                                                                  -----------       -----------
    Funded status...........................................      $(1,461,440)      $   587,295
    Unrecognized net actuarial loss.........................        2,272,764         1,652,236
    Unrecognized prior service cost.........................        1,514,620                --
    Net transition asset....................................               --           (29,262)
                                                                  -----------       -----------
        Net pension asset...................................      $ 2,325,944       $ 2,210,269
                                                                  ===========       ===========

    In addition, the Company has recognized an additional minimum pension liability of $1,461,440 and a corresponding intangible pension asset in the accompanying balance sheet as of June 30, 2002. Effective April 1, 2002, the Company adopted a plan amendment which enhanced the formula for benefits paid under the plan.

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

    The assets of the plan consist primarily of common stocks, bonds and certificates of deposit. Net pension costs for the years ended June 30 include the following:

                                                                    2002           2001           2000
                                                                  --------       --------       --------
COMPONENTS OF NET PERIODIC BENEFIT COST
    Service cost............................................      $518,496       $487,392       $535,681
    Interest cost...........................................       657,125        592,537        538,400
    Expected return on plan assets..........................      (755,307)      (800,303)      (764,449)
    Amortization of unrecognized net loss...................        36,528             --             --
    Amortization of net transition asset....................       (29,262)       (42,394)       (42,394)
                                                                  --------       --------       --------
        Net periodic benefit cost...........................      $427,580       $237,232       $267,238
                                                                  ========       ========       ========
WEIGHTED-AVERAGE ASSUMPTIONS
    Discount rate...........................................          7.50%          7.75%          7.75%
    Expected return on plan assets..........................          8.00%          8.00%          8.00%
    Rate of compensation increase...........................          4.00%          4.00%          4.00%

    During the plan year ended March 31, 2000, Delta eliminated 16 positions in conjunction with a workforce reduction plan. Subsequently, seven additional positions were eliminated as a result of reorganization of Delta's branch offices, which was completed by June 30, 2000. These events constituted a curtailment under SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits". The combined impact of the curtailment gain, the savings in salary expense, and the cost of one time payments made to severed employees was not material to results of operations in 2000.

    SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits", and SFAS No. 112, "Employers' Accounting for Post-Employment Benefits", do not affect the Company, as Delta does not provide benefits for post-retirement or post-employment other than the pension plan for retired employees.

    (B) EMPLOYEE SAVINGS PLAN The Company has an Employee Savings Plan ("Savings Plan") under which eligible employees may elect to contribute any whole percentage between 2% and 15% of their annual compensation. The Company will match 50% of the employee's contribution up to a maximum Company contribution of 2.5% of the employee's annual compensation. For 2002, 2001 and 2000, Delta's Savings Plan expense was $165,500, $154,600 and $170,800, respectively.

    (C) EMPLOYEE STOCK PURCHASE PLAN The Company has an Employee Stock Purchase Plan ("Stock Plan") under which qualified permanent employees are eligible to participate. Under the terms of the Stock Plan, such employees can contribute on a monthly basis 1% of their annual salary level (as of July 1 of each year) to be used to purchase Delta's common stock. The Company issues Delta common stock, based upon the fiscal year contributions, using an average of the high and low sale prices of Delta's stock as quoted in NASDAQ's National Market System on the last business day in June and matches those shares so purchased. Therefore, stock with an equivalent market value of $96,300 was issued in July, 2002. The continuation and terms of the Stock Plan are subject to approval by Delta's Board of Directors on an annual basis. Delta's Board has continued the Stock Plan through June 30, 2003.

(5) DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    The Company's Dividend Reinvestment and Stock Purchase Plan
("Reinvestment Plan") provides that shareholders of record can reinvest dividends and also make limited additional investments of up to $50,000 per year in shares of common stock of the Company. Under the Reinvestment Plan the Company issued

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

28,506, 28,958 and 37,499 shares in 2002, 2001 and 2000, respectively.
Delta reserved 150,000 shares for issuance under the Reinvestment Plan in December 2000, and as of June 30, 2002 there were 106,266 shares still available for issuance.

(6) NOTES PAYABLE AND LINE OF CREDIT

    The current available line of credit is $40,000,000, of which $19,355,000 and $16,800,000 was borrowed, having a weighted average interest rate of 3.67% and 6.97%, as of June 30, 2002 and 2001, respectively. The maximum amount borrowed during 2002 and 2001 was $29,005,000 and $21,445,000, respectively. The interest on this line is determined monthly at the London Interbank Offered Rate plus 1% (one hundred basis points) on the used line of credit. The cost of the unused line of credit is 0.30%. The current line of credit must be renewed during October 2002.

(7) LONG-TERM DEBT

    In March 1998 Delta issued $25,000,000 of 7.15% Debentures that mature in March 2018. Redemption of up to $25,000 annually will be made on behalf of deceased holders within 60 days of notice, subject to an annual aggregate $750,000 limitation. The 7.15% Debentures can be redeemed by the Company after April 1, 2003. Restrictions under the indenture agreement covering the 7.15% Debentures include, among other things, a restriction whereby dividend payments cannot be made unless consolidated shareholders' equity of the Company exceeds $21,500,000. No retained earnings are restricted under the provisions of the indenture.

    In July 1996 Delta issued $15,000,000 of 8.3% Debentures that mature in July 2026. Redemption on behalf of deceased holders within 60 days of notice of up to $25,000 per holder will be made annually, subject to an annual aggregate limitation of $500,000. The 8.3% Debentures can be redeemed by the Company beginning in August 2001 at a 5% premium, such premium declining ratably until it ceases in August 2006.

    In October 1993 Delta issued $15,000,000 of 6 5/8% Debentures that mature in October 2023. Each holder may require redemption of up to $25,000 annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of deceased holders within 60 days of notice, subject to the annual aggregate $500,000 limitation. The 6 5/8% Debentures can be redeemed by the Company beginning in October 1998 at a 5% premium, such premium declining ratably until it ceases in October 2003. The Company may not assume any additional mortgage indebtedness in excess of $2 million without effectively securing the 6 5/8% Debentures equally to such additional indebtedness.

    The Company amortizes debt issuance expenses over the life of the related debt on a straight-line basis, which approximates the effective yield method.

(8) FAIR VALUES OF FINANCIAL INSTRUMENTS

    The fair value of the Company's debentures is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the Company's debentures at June 30, 2002 and 2001 was estimated to be $47,479,000 and $48,429,000, respectively. The carrying amount in the accompanying consolidated financial statements as of June 30, 2002 and 2001 is $50,350,000 and $51,025,000, respectively.

    The carrying amount of the Company's other financial instruments including cash equivalents, accounts receivable, notes receivable, accounts payable and the non-interest bearing promissory note approximate their fair value.

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

(9) COMMITMENTS AND CONTINGENCIES

    The Company has entered into individual employment agreements with its five officers and an agreement with the Chairman of the Board. The agreements expire or may be terminated at various times. The agreements provide for continuing monthly payments or lump sum payments and continuation of specified benefits over varying periods in certain cases following defined changes in ownership of the Company.

(10) RATES

    Delta's retail natural gas distribution and its transportation services are subject to the regulatory authority of the Public Service Commission of Kentucky ("PSC") with respect to various aspects of Delta's business, including rates and service to retail and transportation customers. Delta monitors the need to file a general rate case as a way to adjust its sales prices.

    On December 27, 1999, Delta received approval from the PSC for an annual revenue increase of $420,000. This resulted from Delta's last rate case that was filed by Delta in July 1999. The approval included a weather normalization provision that permits Delta to adjust base rates for the billing months of December through April to reflect variations from normal winter weather.

    Delta's rates include a Gas Cost Recovery ("GCR") clause, which permits changes in Delta's gas supply costs to be reflected in the rates charged to customers. The GCR requires Delta to make quarterly filings with the PSC, but such procedure does not require a general rate case.

    During July 2001, the PSC required an independent audit of the gas procurement activities of Delta and four other gas distribution companies as part of its investigation of increases in wholesale natural gas prices and their impacts on customers. The PSC indicated that Kentucky distributors had generally developed sound planning and procurement procedures for meeting their customers' natural gas requirements and that these procedures had provided customers with a reliable supply of natural gas at reasonable costs. The PSC noted the events of the prior year, including changes in natural gas wholesale markets, and required the audits to evaluate distributors' gas planning and procurement strategies in light of the recent more volatile wholesale markets, with a primary focus on a balanced portfolio of gas supply that balances cost issues, price risk and reliability. The consultants that were selected by the PSC are currently completing this audit. Delta has received a draft of the consultant's report and is in the process of reviewing and commenting on it. The draft report contains procedural and reporting-related recommendations in the areas of gas supply planning, organization, staffing, controls, gas supply management, gas transportation, gas balancing, response to regulatory change and affiliate relations. The report also addresses several general areas for the five distribution companies involved in the audit, including Kentucky natural gas price issues, hedging, GCR mechanisms, budget billing, uncollectible accounts and forecasting. Delta cannot predict how the PSC will interpret or act on any audit recommendations. As a result, Delta cannot predict the impact of this regulatory proceeding on the Company's financial position or results of operations.

    In addition to PSC regulation, Delta may obtain non-exclusive franchises from the cities and communities in which it operates authorizing it to place its facilities in the streets and public grounds. No utility may obtain a franchise until it has obtained approval from the PSC to bid on a local franchise. Delta holds franchises in four of the cities and seven other communities it serves. In the other cities and communities served by Delta, either Delta's franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required or do not want to offer a franchise. Delta attempts to acquire or reacquire franchises whenever feasible.

    Without a franchise, a local government could require Delta to cease its occupation of the streets and public grounds or prohibit Delta from extending its facilities into any new area of that city or community. To date, the absence of a franchise has had no adverse effect on Delta's operations.

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

(11) OPERATING SEGMENTS

    The Company has two segments: (i) a regulated natural gas distribution, transmission and storage segment, and (ii) a non-regulated segment which participates in related ventures, consisting of natural gas marketing and production. The regulated segment represents Delta and the non-regulated segment consists of Delta Resources, Delgasco and Enpro. The Company operates in a single geographic area of central and southeastern Kentucky.

    The segments follow the same accounting policies as described in the Summary of Significant Accounting Policies in Note 1 of the Notes to Consolidated Financial Statements. Intersegment transportation revenue and expenses consist of intercompany revenues and expenses from the sale and purchase of gas as well as intercompany gas transportation services. Effective January 1, 2002, the non-regulated segment discontinued the practice of selling gas to the regulated segment. This led to a decline in intersegment revenues and expenses for 2002. Intersegment transportation revenue and expense is recorded at Delta's tariff rates. Transfer pricing for sales of gas between segments is at cost. Operating expenses, taxes and interest are allocated to the non-regulated segment.

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

    Segment information is shown below for the fiscal years ended June 30:

                                                                   2002          2001          2000
($000)                                                            -------       -------       -------
REVENUES
    Regulated
        External customers..................................       40,370        48,887        33,314
        Intersegment........................................        3,050         3,244         4,606
                                                                  -------       -------       -------
            Total regulated.................................       43,420        52,131        37,920
    Non-regulated
        External customers..................................       15,560        21,883        12,613
        Intersegment........................................        1,688        27,609        16,249
                                                                  -------       -------       -------
            Total non-regulated.............................       17,248        49,492        28,862
    Eliminations for intersegment...........................       (4,738)      (30,853)      (20,855)
                                                                  -------       -------       -------
            Total operating revenues........................       55,930        70,770        45,927
                                                                  =======       =======       =======
OPERATING EXPENSES
    Regulated
        Depreciation........................................        3,964         3,797         3,940
        Income taxes........................................        1,599         1,696         1,657
        Other...............................................       30,485        38,662        24,792
                                                                  -------       -------       -------
            Total regulated.................................       36,048        44,155        30,389
                                                                  -------       -------       -------
    Non-regulated
        Depreciation........................................          117            43            49
        Income taxes........................................          651           536           412
        Other...............................................       15,450        48,167        27,755
                                                                  -------       -------       -------
            Total non-regulated.............................       16,218        48,746        28,216
    Eliminations for intersegment...........................       (4,738)      (30,853)      (20,855)
                                                                  -------       -------       -------
            Total operating expenses........................       47,528        62,048        37,750
                                                                  =======       =======       =======
OTHER INCOME AND DEDUCTIONS
    Regulated...............................................           17            31            43
    Non-regulated...........................................           --            --            --
                                                                  -------       -------       -------
        Total other income and deductions...................           17            31            43
                                                                  =======       =======       =======
INTEREST CHARGES
    Regulated...............................................        4,768         5,191         4,766
    Non-regulated...........................................           25            42            41
    Eliminations for intersegment...........................          (11)         (116)          (52)
                                                                  -------       -------       -------
        Total interest charges..............................        4,782         5,117         4,755
                                                                  =======       =======       =======
NET INCOME
    Regulated...............................................        2,621         2,817         2,808
    Non-regulated...........................................        1,016           819           657
                                                                  -------       -------       -------
        Total net income....................................        3,637         3,636         3,465
                                                                  =======       =======       =======
ASSETS
    Regulated...............................................      126,226       120,710       108,876
    Non-regulated...........................................        1,723         3,469         4,043
                                                                  -------       -------       -------
        Total assets........................................      127,949       124,179       112,919
                                                                  =======       =======       =======
CAPITAL EXPENDITURES
    Regulated...............................................        9,415         7,070         8,796
    Non-regulated...........................................            7            --            --
                                                                  -------       -------       -------
        Total capital expenditures..........................        9,422         7,070         8,796
                                                                  =======       =======       =======

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

(12) QUARTERLY FINANCIAL DATA (UNAUDITED)

    The quarterly data reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly the results for the interim periods.

                                                                                                     BASIC AND
                                                                                                      DILUTED
                                                                                                  EARNINGS (LOSS)
                                              OPERATING        OPERATING        NET INCOME          PER COMMON
             QUARTER ENDED                    REVENUES           INCOME           (LOSS)             SHARE(a)
             -------------                   -----------       ----------       -----------       ---------------
FISCAL 2002
    September 30.......................      $ 7,258,892       $  479,305       $  (778,325)           $(.31)
    December 31........................       12,580,389        1,880,382           591,751              .24
    March 31...........................       25,158,025        4,843,984         3,745,226             1.49
    June 30............................       10,932,474        1,197,781            78,061              .03
FISCAL 2001
    September 30.......................      $ 6,722,188       $  152,070       $(1,055,810)           $(.43)
    December 31........................       16,941,117        2,081,843           765,633              .31
    March 31...........................       32,330,755        5,315,853         3,983,175             1.60
    June 30............................       14,776,096        1,171,953           (57,103)            (.02)

---------
(a)     Quarterly earnings per share may not equal annual earnings per share due to changes in shares outstanding.

                    DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                         CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                                        SIX MONTHS ENDED
                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                     2002              2001
                                                                  -----------       -----------
OPERATING REVENUES..........................................      $22,655,101       $19,839,281
                                                                  -----------       -----------
OPERATING EXPENSES
    Purchased gas...........................................      $12,762,298       $10,436,552
    Operation and maintenance...............................        5,125,721         4,549,158
    Depreciation and depletion..............................        2,103,465         2,014,587
    Taxes other than income taxes...........................          722,508           612,697
    Income tax expense (benefit)............................         (141,443)         (133,400)
                                                                  -----------       -----------
        Total operating expenses............................      $20,572,549       $17,479,594
                                                                  -----------       -----------
OPERATING INCOME............................................      $ 2,082,552       $ 2,359,687
OTHER INCOME AND DEDUCTIONS, NET............................           22,693            12,736
INTEREST CHARGES............................................        2,315,357         2,558,997
                                                                  -----------       -----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE......................................      $  (210,112)      $  (186,574)
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE
  (NOTE 3)..................................................          (88,370)               --
                                                                  -----------       -----------
NET INCOME (LOSS)...........................................      $  (298,482)      $  (186,574)
                                                                  ===========       ===========
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE BEFORE
  CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE.....      $      (.09)      $      (.07)
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE.......             (.03)               --
                                                                  -----------       -----------
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE..........      $      (.12)      $      (.07)
                                                                  ===========       ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (BASIC
  AND DILUTED)..............................................        2,541,975         2,506,205
DIVIDENDS DECLARED PER COMMON SHARE.........................      $       .59       $       .58

                            DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                                   DECEMBER 31, 2002       JUNE 30, 2002       DECEMBER 31, 2001
                                                   -----------------       -------------       -----------------
                   ASSETS
GAS UTILITY PLANT............................        $159,950,436          $156,305,063          $152,631,278
    Less-Accumulated provision for
      depreciation...........................         (50,476,406)          (49,142,976)          (47,252,928)
                                                     ------------          ------------          ------------
        Net gas plant........................        $109,474,030          $107,162,087          $105,378,350
                                                     ------------          ------------          ------------
CURRENT ASSETS
    Cash and cash equivalents................        $    419,110          $    225,236          $    954,560
    Accounts receivable--net.................           4,818,559             2,884,025             2,730,761
    Gas in storage...........................           7,381,120             5,216,772             8,141,071
    Deferred gas costs.......................           6,706,204             4,076,059             7,064,205
    Materials and supplies...................             462,736               523,756               373,237
    Prepayments..............................             192,222               388,794               184,334
                                                     ------------          ------------          ------------
        Total current assets.................        $ 19,979,951          $ 13,314,642          $ 19,448,168
                                                     ------------          ------------          ------------
OTHER ASSETS
    Cash surrender value of officers' life
      insurance..............................        $    344,687          $    344,687          $    354,891
    Note receivable from officer.............             146,000               158,000               116,000
    Prepaid pension benefit cost.............           1,924,344             2,325,944             2,071,618
    Unamortized debt expense and other.......           4,584,740             4,643,165             3,260,583
                                                     ------------          ------------          ------------
        Total other assets...................        $  6,999,771          $  7,471,796          $  5,803,092
                                                     ------------          ------------          ------------
        Total assets.........................        $136,453,752          $127,948,525          $130,629,610
                                                     ============          ============          ============

    LIABILITIES AND SHAREHOLDERS' EQUITY
CAPITALIZATION
    Common shareholders' equity..............        $ 32,835,349          $ 34,182,277          $ 31,512,318
    Long-term debt...........................          48,161,000            48,600,000            48,830,000
                                                     ------------          ------------          ------------
        Total capitalization.................        $ 80,996,349          $ 82,782,277          $ 80,342,318
                                                     ------------          ------------          ------------
CURRENT LIABILITIES
    Notes payable............................        $ 29,037,841          $ 19,355,000          $ 27,755,000
    Current portion of long-term debt........           1,750,000             1,750,000             1,750,000
    Accounts payable.........................           4,773,183             4,077,983             3,539,356
    Accrued taxes............................             (97,857)              673,873                   776
    Refunds due customers....................              49,442                73,973               103,406
    Customers' deposits......................             566,968               440,568               551,687
    Accrued interest on debt.................           1,174,729             1,162,956             1,235,706
    Accrued vacation.........................             558,066               558,066               538,595
    Other accrued liabilities................             441,337               503,178               350,858
                                                     ------------          ------------          ------------
        Total current liabilities............        $ 38,253,709          $ 28,595,597          $ 35,825,384
                                                     ------------          ------------          ------------
DEFERRED CREDITS AND OTHER
    Deferred income taxes....................        $ 14,589,173          $ 14,078,273          $ 13,330,057
    Investment tax credits...................             384,600               404,600               427,200
    Regulatory liability.....................             536,275               562,025               605,275
    Additional minimum pension liability.....           1,461,440             1,461,440                    --
    Advances for construction and other......             232,206                64,313                99,376
                                                     ------------          ------------          ------------
        Total deferred credits and other.....        $ 17,203,694          $ 16,570,651          $ 14,461,908
                                                     ------------          ------------          ------------
            Total liabilities and
              shareholders' equity...........        $136,453,752          $127,948,525          $130,629,610
                                                     ============          ============          ============

                     DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

                        CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                         SIX MONTHS ENDED
                                                                           DECEMBER 31,
                                                                  -------------------------------
                                                                      2002               2001
                                                                  ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss).......................................      $   (298,482)      $   (186,574)
    Adjustments to reconcile net income (loss) to net cash
      from operating activities
        Cumulative effect of a change in accounting
          principle.........................................            88,370                 --
        Depreciation, depletion and amortization............         2,183,099          2,111,265
        Deferred income taxes and investment tax credits....           465,150            428,550
        Other, net..........................................           310,230            288,706
    Increase in assets......................................        (6,047,973)        (2,779,403)
    Increase (decrease) in other liabilities................            25,408         (2,561,934)
                                                                  ------------       ------------
        Net cash provided by (used in) operating
          activities........................................      $ (3,274,198)      $ (2,699,390)
                                                                  ------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Capital expenditures....................................      $ (4,727,323)      $ (5,264,483)
                                                                  ------------       ------------
        Net cash used in investing activities...............      $ (4,727,323)      $ (5,264,483)
                                                                  ------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Dividends on common stock...............................      $ (1,500,181)      $ (1,453,922)
    Issuance of common stock, net...........................           451,735            398,254
    Repayment of long-term debt.............................          (439,000)        (1,145,000)
    Issuance of notes payable...............................        50,660,202         21,730,000
    Repayment of notes payable..............................       (40,977,361)       (10,775,000)
                                                                  ------------       ------------
        Net cash provided by (used in) financing
          activities........................................      $  8,195,395       $  8,754,332
                                                                  ------------       ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      $    193,874       $    790,459
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............           225,236            164,101
                                                                  ------------       ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................      $    419,110       $    954,560
                                                                  ============       ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    Cash paid during the period for
     Interest...............................................      $  2,223,004       $  2,128,894
     Income taxes (net of refunds)..........................      $    271,271       $     47,700

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     (1) Delta Natural Gas Company, Inc. has three wholly-owned subsidiaries. Delta Resources, Inc. buys gas and resells it to industrial or other large use customers on Delta's system. Delgasco, Inc. buys gas and resells it to Delta Resources and to customers not on Delta's system. Enpro, Inc. owns and operates production properties and undeveloped acreage. All of our subsidiaries are included in the consolidated financial statements. Intercompany balances and transactions have been eliminated.

     (2) In our opinion, all adjustments necessary for a fair presentation of the unaudited results of operations for the six months ended December 31, 2002 and 2001, respectively, are included. All such adjustments are accruals of a normal and recurring nature. The results of operations for the period ended December 31, 2002 are not necessarily indicative of the results of operations to be expected for the full fiscal year. The accompanying financial statements are unaudited and should be read in conjunction with the financial statements, which are incorporated herein by reference to our Annual Report on Form 10-K for the year ended June 30, 2002 and our amendment to our Annual Report on 10-K/A. Certain reclassifications have been made to prior-period amounts to conform to the 2002 presentation.

     (3) In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, entitled Accounting for Asset Retirement Obligations, and Delta adopted this statement effective July 1, 2002. Statement No. 143 addresses financial accounting for legal obligations associated with the retirement of long-lived assets. Upon adoption of this statement, we recorded $178,000 of asset retirement obligations in the balance sheet primarily representing the current estimated fair value of our obligation to plug oil and gas wells at the time of abandonment. Of this amount, $47,000 was recorded as incremental cost of the underlying property, plant and equipment. The cumulative effect on earnings of adopting this new statement was a charge to earnings of $88,000 (net of income taxes of $55,000), representing the cumulative amounts of depreciation and changes in the asset retirement obligation due to the passage of time for historical accounting periods. The adoption of the new standard did not have a significant impact on income (loss) before cumulative effect of a change in accounting principle for the six months ended December 31, 2002. Pro forma net income and earnings per share have not been presented for the six months ended December 31, 2001 because the pro forma application of Statement No. 143 to prior periods would result in pro forma net income and earnings per share not materially different from the actual amounts reported for those periods in the accompanying consolidated statements of income.

     (4) In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, entitled Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 addresses accounting and reporting for the impairment or disposal of long-lived assets. Statement No. 144 was effective July 1, 2002. The impact of implementation on our financial position or results of operations was not material.

     (5) In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, entitled Accounting for Costs Associated with Exit or Disposal Activities. Statement No. 146 addresses financial reporting and accounting for costs associated with exit or disposal activities. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and is effective for exit or disposal activities that are initiated after December 31, 2002. We have not committed to any such exit or disposal plan. Accordingly, this new statement will not presently have any impact on us.

     (6) Delta's note receivable from an officer on the accompanying balance sheet relates to a $160,000 loan made to Glenn R. Jennings, our President & Chief Executive Officer. The loan, secured by real estate owned by Mr. Jennings, bears interest at 6%, which Mr. Jennings pays monthly. Delta forgives $2,000 of the principal amount for each month of service Mr. Jennings completes. The outstanding balance on this loan was $146,000 as of December 31, 2002. In the event Mr. Jennings terminates his employment with Delta other than due to a change in control, or Mr. Jennings' employment is terminated for cause or as a result of his disability or death, the loan will become immediately due and payable.

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

     (7) Our line of credit agreement and the indentures relating to all of our publicly held debentures contain defined "events of default" which, among other things, can make the obligation immediately due and payable. Of these, we consider the following covenants to be most significant and for the series of debt are most restrictive:

    * Dividend payments cannot be made unless consolidated shareholders' equity of the Company exceeds $25,800,000 (thus no retained earnings were restricted); and

    * We may not assume any additional mortgage indebtedness in excess of $2,000,000 without effectively securing all debentures equally to such additional indebtedness.

    Furthermore, a default on the performance on any single obligation incurred in connection with our borrowings simultaneously creates an event of default with the line of credit and all of the debentures. We are not in default on any of our line of credit or debenture agreements.

     (8) In September 2002, our Board of Directors approved an amendment to our Company's Defined Benefit Retirement Plan, effective November 1, 2002. The plan amendment reduced the formula for benefits paid under the plan for future service and restricted participants from taking lump-sum distributions from the plan. Monthly pension expense is currently $26,000. Prior to the amendment becoming effective, monthly pension expense was $71,000.

     (9) Delta and its subsidiaries are not parties to any legal proceedings that are expected to have a materially adverse impact on our liquidity, financial condition or results of operations.

    (10) During July 2001, the Kentucky Public Service Commission required an independent audit of the gas procurement activities of Delta and four other gas distribution companies as part of its investigation of increases in wholesale natural gas prices and their impacts on customers. The Kentucky Public Service Commission indicated that Kentucky distributors had generally developed sound planning and procurement procedures for meeting their customers' natural gas requirements and that these procedures had provided customers with a reliable supply of natural gas at reasonable costs. The Kentucky Public Service Commission noted the events of the prior year, including changes in natural gas wholesale markets, and required the audits to evaluate distributors' gas planning and procurement strategies in light of the recent more volatile wholesale markets, with a primary focus on a balanced portfolio of gas supply that balances cost issues, price risk and reliability. The consultants that were selected by the Kentucky Public Service Commission issued their final report on November 15, 2002. The report contains 16 procedural and reporting-related recommendations in the areas of gas supply planning, organization, staffing, controls, gas supply management, gas transportation, gas balancing, response to regulatory change and affiliate relations. The report also addresses several general areas for the five gas distribution companies involved in the audit, including Kentucky natural gas price issues, hedging, gas cost recovery mechanisms, budget billing, uncollectible accounts and forecasting. In January 2003, we responded to the consultants with our comments on action plans they had drafted relating to the recommendations. We believe that implementation of the recommendations will not result in a significant impact on our financial position or results of operations.

    (11) Our company has two segments: (i) a regulated natural gas distribution, transmission and storage segment, and (ii) a non-regulated segment which participates in related ventures, consisting of natural gas marketing and production. The regulated segment serves residential, commercial and industrial customers in the single geographic area of central and southeastern Kentucky. Virtually all of the revenue recorded under both segments comes from the sale or transportation of natural gas. Price risk for the regulated business is mitigated through our Gas Cost Recovery clause approved quarterly by the Kentucky Public Service Commission. Price risk for the non-regulated business is mitigated by efforts to balance supply and demand.

         DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

    External and intersegment revenues and net income (loss) by business segment are as follows:

                                                                   SIX MONTHS        SIX MONTHS
                                                                     ENDED             ENDED
                                                                  DECEMBER 31,      DECEMBER 31,
                                                                      2002              2001
($000)                                                            ------------      ------------
Revenues
    Regulated
        External customers..................................         13,726            12,031
        Intersegment........................................          1,607             1,540
                                                                     ------            ------
            Total regulated.................................         15,333            13,571
                                                                     ------            ------
    Non-regulated
        External customers..................................          8,929             7,808
        Intersegment........................................             --             1,688
                                                                     ------            ------
            Total non-regulated.............................          8,929             9,496
                                                                     ------            ------
    Eliminations for intersegment...........................         (1,607)           (3,228)
                                                                     ------            ------
            Total operating revenues........................         22,655            19,839
                                                                     ======            ======
Net Income (Loss)
    Regulated...............................................           (730)             (729)
    Non-regulated...........................................            432               542
                                                                     ------            ------
            Total net income (loss).........................           (298)             (187)
                                                                     ======            ======

    Effective January 1, 2002, the non-regulated segment discontinued the practice of selling gas to the regulated segment. This led to a decline in intersegment revenues for the six months ended December 31, 2002.

    (12) Subsequent events. On February 18, 2003, we completed the sale of the aggregate principal amount of $20,000,000 of 7.00% Debentures due 2026. We used the net proceeds to repay short-term debt and to redeem our 8.30% Debentures outstanding in the aggregate principal amount of $14,806,000.

============================================================================

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS DOES NOT OFFER TO SELL ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE SHOWN ON THE COVER PAGE.

                         ------------------------

                TABLE OF CONTENTS



                                               PAGE
                                               ----
Prospectus Summary.......................         3

Risk Factors.............................         6

Forward-Looking Statements...............         9

Use of Proceeds..........................        10

Price Range of Common Stock and
  Dividends..............................        10

Capitalization...........................        11

Selected Consolidated Financial Data.....        12

Management's Discussion and Analysis of
  Financial Condition and
  Results of Operations..................        13

Business.................................        19

Description of Capital Stock.............        26

Underwriting.............................        28

Legal Matters............................        29

Experts..................................        29

Where You Can Find More Information......        30

Incorporation by Reference...............        30

Index to Consolidated Financial
  Statements.............................       F-1

============================================================================



============================================================================



                              525,000 SHARES


                             DELTA NATURAL GAS
                               COMPANY, INC.

                               COMMON STOCK




                   [Delta Natural Gas Company, Inc. Logo]




                            -------------------
                                PROSPECTUS
                             -----------------




                        STIFEL, NICOLAUS & COMPANY
                               INCORPORATED

                     J.J.B. HILLIARD, W.L. LYONS, INC.

                         FRIEDMAN BILLINGS RAMSEY

                           BB&T CAPITAL MARKETS
                 A DIVISION OF SCOTT & STRINGFELLOW, INC.

                                      , 2003

============================================================================

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. Except for the registration fee, Nasdaq National Market System filing fee and NASD review fee, all the amounts shown are estimates.


Registration Fee............................................      $ 1,070
Nasdaq National Market System Filing Fee....................        6,000
NASD Review Fee.............................................        1,268
Blue Sky Fees and Expenses..................................        5,000
Accounting Fees.............................................       20,000
Legal Fees..................................................       20,000
Printing....................................................       15,000
Miscellaneous Expenses......................................       11,662
                                                                  -------
    Total...................................................      $80,000
                                                                  =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Indemnification of directors and officers of Kentucky corporations is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Revised Statutes (the "Act"). The Act permits a corporation to provide insurance for directors and officers against claims arising out of their services in those capacities. The registrant provides its directors and officers with indemnification insurance coverage with limits up to $10,000,000.00.

    Under the Act, a corporation may indemnify an individual against judgments, amounts paid in settlement, penalties, fines and reasonable expenses (including attorneys' fees) incurred by the individual in connection with any threatened or pending suit or proceeding or any appeal thereof (other than (1) an action by or in the right of the corporation in which the individual is adjudged liable to the corporation or (2) any proceeding charging improper personal benefit to the individual), whether civil or criminal, by reason of the fact that the individual is or was a director or officer of the corporation (or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind), if such director or officer:

    (1) acted in good faith for a purpose;

    (2) which the director or officer reasonably believed:

        (a) to be in the best interest of the corporation; and

        (b) in all cases not involving conduct in the director's or officer's official capacity, that the director's or officer's acts were at least not opposed to the best interest of the corporation; and

    (3) in criminal actions or proceedings only, the director or the officer must have had no reasonable cause to believe his or her conduct was unlawful.

    The registrant, under agreements with its officers, has agreed to indemnify the officers against liability for actions taken by them in good faith while performing services for the registrant and has agreed to pay legal expenses arising from any such proceedings.

    Further, the registrant's by-laws have provisions requiring the registrant to indemnify its officers and directors, to the extent the Act permits such indemnification. Article VII of the registrant's by-laws, entitled INDEMNIFICATION, provides as follows:

ARTICLE VII

Indemnification

7.1 Definitions. As used in this Article VII:

    (a) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;

    (b) "Party" includes a person who was, is or is threatened to be made a named defendant or respondent in a Proceeding;

    (c) "Expenses" include attorneys' fees;

    (d) "Officer" means any person serving as Chairman of the Board of Directors, President, Vice-President, Treasurer, Secretary or any other officer of the Corporation; and

    (e) "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, registered limited liability partnership, joint venture, association, trust, employee benefit plan or other enterprise. A Director shall be considered serving an employee benefit plan at the request of the Corporation if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

7.2 Indemnification by Corporation.

    (a) The Corporation shall indemnify any Officer or Director who is made a Party to any Proceeding by reason of the fact that such person is or was an Officer or Director if:

        (1) Such Officer or Director conducted himself in good faith; and

        (2) Such Officer or Director reasonably believed:

            (i) In the case of conduct in his official capacity with the Corporation, that his conduct was in the best interests of the Corporation; and

            (ii) In all other cases, that his conduct was at least not opposed to the best interests of the Corporation; and

        (3) In the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

    (b) A Director's conduct with respect to an employee benefit plan for a purpose he reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 7.2 (a)(2)(ii).

    (c) Indemnification shall be made against judgments, penalties, fines, settlements and reasonable expenses, including legal expenses, actually incurred by such Officer or Director in connection with the Proceeding, except that if the Proceeding was by or in the right of the Corporation, indemnification shall be made only against such reasonable Expenses and shall not be made in respect of any Proceeding in which the Officer or Director shall have been adjudged to be liable to the Corporation. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, by itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 7.2.

    (d) (1) Reasonable Expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this Section 7.2 shall be paid or reimbursed by the Corporation in advance of the final disposition of such Proceeding provided:

            (i) The Corporation receives (I) a written affirmation by the Officer or Director of his good faith belief that he has met the requisite standard of conduct set forth in this Section 7.2, and
        (II) the Corporation receives a written undertaking by or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he has not met such standard of conduct; and

            (ii) The Corporation's Board of Directors (or other appropriate decision maker for the Corporation) determines that the facts then known to the Board of Directors (or decision maker) would not preclude indemnification under Kentucky law.

        (2) The undertaking required herein shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

        (3) Determinations and authorizations of payments under this
    Section 7.2(d) shall be made in the manner specified in Section 7.2(e) of these Bylaws.

    (e) (1) The Corporation shall not indemnify an Officer or Director under this Section 7.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he has met the standard of conduct set forth in this Section 7.2.

        (2) Such determination shall be made:

             (i) By the Corporation's Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

            (ii) If a quorum cannot be obtained under Section 7.2(e)(2)(i), by majority vote of a committee duly designated by the Corporation's Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

            (iii) By special legal counsel:

                    (I) Selected by the Corporation's Board of Directors or
            its committee in the manner prescribed in Sections 7.2(e)(2)(i) and (ii); or

                    (II) If a quorum of the Board of Directors cannot be
            obtained under Section 7.2(e)(2)(i) and a committee cannot be designated under Section 7.2(e)(2)(ii), selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate); or

        (3) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Section 7.2(e)(2)(iii) to select counsel.

7.3 Further Indemnification. Notwithstanding any limitation imposed by
Section 7.2 or elsewhere and in addition to the indemnification set forth in Section 7.2, the Corporation, to the full extent permitted by law, may agree by contract or otherwise to indemnify any Officer or Director and hold him harmless against any judgments, penalties, fines, settlements and reasonable expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he is or was an Officer or Director of the Corporation or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Corporation or by or on behalf of the Officer or Director in his capacity as an Officer or Director.

7.4 Insurance. The Corporation may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, to the extent such insurance is reasonably available. Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

ITEM 16. EXHIBITS.


EXHIBIT
-------
 1(a)*         Form of Underwriting Agreement.
 4(a)*         Registrant's Amended and Restated Articles of Incorporation.
 4(b)          Registrant's Amended and Restated By-Laws (dated November
               21, 2002) are incorporated herein by reference to Exhibit 3(a)
               to Registrant's Form 10-Q (File No. 000-08788) for the period ended December 31, 2002.
 5**           Opinion of Stoll, Keenon & Park LLP concerning legality.
10(a)          Employment agreements between Registrant and five officers, those being John B. Brown, Johnny L. Caudill, John F. Hall,
               Alan L. Heath and Glenn R. Jennings, are incorporated herein by reference to Exhibit 10(k) to Registrant's Form 10-Q
               (File No. 000-08788) for the period ended March 31, 2000.
10(b)          Agreement between Registrant and Harrison D. Peet, Chairman of the Board, is incorporated herein by reference to Exhibit
               10(l) to Registrant's Form 10-Q (File No. 000-08788) for the
               period ended March 31, 2000.
10(c)          Gas Sales Agreement, dated May 1, 2000, by and between the
               Registrant and Woodward Marketing, L.L.C. is incorporated
               herein by reference to Exhibit 10(d) to Registrant's Form
               S-2 (Reg. No. 333-100852) dated February 7, 2003.
10(d)          Gas Sales Agreement, dated November 1, 1993, by and between the Registrant and Dynegy Marketing and Trade (formerly
               known as Natural Gas Clearinghouse) with First Amendment to
               Gas Sales Agreement and Second Amendment to Gas Sales
               Agreement is incorporated herein by reference to Exhibit
               10(d) to Registrant's Form S-2 (Reg. No. 333-100852) dated
               February 7, 2003.
10(e)          Gas Transportation Agreement (Service Package 9069), dated
               December 19, 1994, by and between Tennessee Gas Pipeline
               Company and Registrant is incorporated herein by reference to Exhibit 10(e) to Registrant's Form S-2 (Reg. No.
               333-100852) dated February 7, 2003.
10(f)          GTS Service Agreement (Service Agreement No.: 37815), dated
               November 1, 1993, by and between Columbia Gas Transmission
               Corporation and Registrant is incorporated herein by
               reference to Exhibit 10(f) to Registrant's Form S-2 (Reg.
               No. 333-100852) dated February 7, 2003.
10(g)          FTS1 Service Agreement (Service Agreement No.: 4328), dated
               October 4, 1994, by and between Columbia Gulf Transmission
               Company and Registrant is incorporated herein by reference to Exhibit 10(g) to Registrant's Form S-2 (Reg. No.
               333-100852) dated February 7, 2003.
10(h)          Loan Agreement, dated October 31, 2002, by and between
               Branch Banking and Trust Company and Registrant is
               incorporated herein by reference to Exhibit 10(i) to
               Registrant's Form S-2 (Reg. No. 333-100852) dated February
               7, 2003.
10(i)          Promissory Note, in the original principal amount of
               $40,000,000, made by Registrant to the order of Branch
               Banking and Trust Company, is incorporated herein by
               reference to Exhibit 10(a) to Registrant's Form 10-Q (File
               No. 000-08788) for the period ended September 30, 2002.
10(j)*         Gas Storage Lease, dated October 4, 1995, by and between Judy
               L. Fuson, Guardian of Jamie Nicole Fuson, a minor, and Lonnie
               D. Ferrin and Assignment and Assumption Agreement, dated
               November 10, 1995, by and between Lonnie D. Ferrin and
               Registrant.

                                    II-4


10(k)*         Gas Storage Lease, dated November 6, 1995, by and between
               Thomas J. Carnes, individually and as Attorney-in-fact and Trustee for the individuals named therein, and Registrant.
10(l)*         Deed and Perpetual Gas Storage Easement, dated December 21,
               1995, by and between Katherine M. Cornelius, William
               Cornelius, Frances Carolyn Fitzpatrick, Isabelle Fitzpatrick
               Smith and Kenneth W. Smith and Registrant.
10(m)*         Underground Gas Storage Lease and Agreement, dated March 9,
               1994, by and between Equitable Resources Exploration, a division of Equitable Resources Energy Company, and Lonnie D.
               Ferrin and Amendment No. 1 and Novation to Underground Gas
               Storage Lease and Agreement, dated March 22, 1995, by and between Equitable Resources Exploration, Lonnie D. Ferrin and
               Registrant.
10(n)*         Base Contract for Short-Term Sale and Purchase of Natural
               Gas, dated January 1, 2002, by and between M & B Gas Services,
               Inc. and Registrant.
10(o)*         Oil and Gas Lease, dated July 19, 1995, by and between
               Meredith J. Evans and Helen Evans and Paddock Oil and Gas,
               Inc.; Assignment, dated June 15, 1995, by Paddock Oil and
               Gas, Inc., as assignor, to Lonnie D. Ferrin, as assignee;
               Assignment, dated August 31, 1995, by Paddock Oil and Gas,
               Inc., as assignor, to Lonnie D. Ferrin, as assignee; and Assignment and Assumption Agreement, dated November 10, 1995, by and between Lonnie D. Ferrin and Registrant.
13(a) Registrant's Form 10-K (File No. 000-08788) for the period ended June 30, 2002, is incorporated herein by reference.
13(b)          Registrant's Form 10-K/A (Amendment No. 1) (File No.
               000-08788) for the period ended June 30, 2002, is incorporated herein by reference.
13(c) Registrant's Form 10-Q (File No. 000-08788) for the period ended September 30, 2002, is incorporated herein by reference.
13(d) Registrant's Form 10-Q (File No. 000-08788) for the period ended December 31, 2002, is incorporated herein by reference.
16             Letter dated May 22, 2002 from Arthur Andersen LLP to the
               Securities and Exchange Commission, is incorporated herein by reference to Exhibit 16 to Registrant's Form 8-K (File No.
               000-08788) dated May 22, 2002.
23(a)**        Independent Auditors' Consent and Report on Schedule of
               Deloitte & Touche LLP, filed herewith.
23(b) Consent of Stoll, Keenon & Park is contained in its opinion letter filed as Exhibit 5.
24*            Power of Attorney is included with the signature page in
               Part II of this Registration Statement.

----------
*  Previously filed.
** Filed herewith.

ITEM 17. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winchester, State of Kentucky, on the 22nd day of April, 2003.


                                     DELTA NATURAL GAS COMPANY, INC.

                                     By:         /s/ GLENN R. JENNINGS
                                        --------------------------------------
                                                  Glenn R. Jennings
                                        President and Chief Executive Officer





    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

(i) Principal Executive Officer:

       /s/ GLENN R. JENNINGS
------------------------------------      President, Chief Executive Officer and     April 22, 2003
       (Glenn R. Jennings)                  Vice Chairman of the Board


(ii) Principal Financial Officer:

         /s/ JOHN F. HALL
------------------------------------      Vice-President--Finance, Secretary and     April 22, 2003
         (John F. Hall)                     Treasurer


(iii) Principal Accounting Officer:

                *
------------------------------------      Controller                                 April 22, 2003
        (John B. Brown)


(iv) A Majority of the Board of Directors:


                *
------------------------------------      Chairman of the Board                     April 22, 2003
          (H. D. Peet)

                *
------------------------------------      Director                                  April 22, 2003
        (Donald R. Crowe)

                *
------------------------------------      Director                                  April 22, 2003
       (Jane Hylton Green)


                                    II-7



                *
------------------------------------      Director                                  April 22, 2003
        (Lanny D. Greer)

                *
------------------------------------      Director                                  April 22, 2003
        (Billy Joe Hall)

                *
------------------------------------      Director                                  April 22, 2003
      (Michael J. Kistner)

                *
------------------------------------      Director                                  April 22, 2003
        (Lewis N. Melton)

                *
------------------------------------      Director                                  April 22, 2003
     (Arthur E. Walker, Jr.)

                *
------------------------------------      Director                                  April 22, 2003
      (Michael R. Whitley)

*   /s/ GLENN R. JENNINGS
 -----------------------------------
      (Glenn R. Jennings)
        Attorney-in-fact

                               EXHIBIT INDEX


 EXHIBIT NO.                           DESCRIPTION
 -----------                           -----------
 1(a)*         Form of Underwriting Agreement.
 4(a)*         Registrant's Amended and Restated Articles of Incorporation.
 4(b)          Registrant's Amended and Restated By-Laws (dated November
               21, 2002) are incorporated herein by reference to Exhibit 3(a)
               to Registrant's Form 10-Q (File No. 000-08788) for the
               period ended December 31, 2002.
 5**           Opinion of Stoll, Keenon & Park LLP concerning legality.
10(a)          Employment agreements between Registrant and five officers, those being John B. Brown, Johnny L. Caudill, John F. Hall,
               Alan L. Heath and Glenn R. Jennings, are incorporated herein by reference to Exhibit 10(k) to Registrant's Form 10-Q
               (File No. 000-08788) for the period ended March 31, 2000.
10(b)          Agreement between Registrant and Harrison D. Peet, Chairman of the Board, is incorporated herein by reference to Exhibit
               10(l) to Registrant's Form 10-Q (File No. 000-08788) for the
               period ended March 31, 2000.
10(c)          Gas Sales Agreement, dated May 1, 2000, by and between the
               Registrant and Woodward Marketing, L.L.C. is incorporated
               herein by reference to Exhibit 10(d) to Registrant's Form
               S-2 (Reg. No. 333-100852) dated February 7, 2003.
10(d)          Gas Sales Agreement, dated November 1, 1993, by and between the Registrant and Dynegy Marketing and Trade (formerly
               known as Natural Gas Clearinghouse) with First Amendment to
               Gas Sales Agreement and Second Amendment to Gas Sales
               Agreement is incorporated herein by reference to Exhibit
               10(d) to Registrant's Form S-2 (Reg. No. 333-100852) dated
               February 7, 2003.
10(e)          Gas Transportation Agreement (Service Package 9069), dated
               December 19, 1994, by and between Tennessee Gas Pipeline
               Company and Registrant is incorporated herein by reference to Exhibit 10(e) to Registrant's Form S-2 (Reg. No.
               333-100852) dated February 7, 2003.
10(f)          GTS Service Agreement (Service Agreement No.: 37815), dated
               November 1, 1993, by and between Columbia Gas Transmission
               Corporation and Registrant is incorporated herein by
               reference to Exhibit 10(f) to Registrant's Form S-2 (Reg.
               No. 333-100852) dated February 7, 2003.
10(g)          FTS1 Service Agreement (Service Agreement No.: 4328), dated
               October 4, 1994, by and between Columbia Gulf Transmission
               Company and Registrant is incorporated herein by reference to Exhibit 10(g) to Registrant's Form S-2 (Reg. No.
               333-100852) dated February 7, 2003.
10(h)          Loan Agreement, dated October 31, 2002, by and between
               Branch Banking and Trust Company and Registrant is
               incorporated herein by reference to Exhibit 10(i) to
               Registrant's Form S-2 (Reg. No. 333-100852) dated February
               7, 2003.
10(i)          Promissory Note, in the original principal amount of
               $40,000,000, made by Registrant to the order of Branch
               Banking and Trust Company, is incorporated herein by
               reference to Exhibit 10(a) to Registrant's Form 10-Q (File
               No. 000-08788) for the period ended September 30, 2002.
10(j)*         Gas Storage Lease, dated October 4, 1995, by and between Judy
               L. Fuson, Guardian of Jamie Nicole Fuson, a minor, and Lonnie
               D. Ferrin and Assignment and Assumption Agreement, dated
               November 10, 1995, by and between Lonnie D. Ferrin and
               Registrant.
10(k)*         Gas Storage Lease, dated November 6, 1995, by and between
               Thomas J. Carnes, individually and as Attorney-in-fact and
               Trustee for the individuals named therein, and Registrant.
10(l)*         Deed and Perpetual Gas Storage Easement, dated December 21,
               1995, by and between Katherine M. Cornelius, William
               Cornelius, Frances Carolyn Fitzpatrick, Isabelle Fitzpatrick
               Smith and Kenneth W. Smith and Registrant.

                                    II-9


10(m)*         Underground Gas Storage Lease and Agreement, dated March 9,
               1994, by and between Equitable Resources Exploration, a division of Equitable Resources Energy Company, and Lonnie D.
               Ferrin and Amendment No. 1 and Novation to Underground Gas
               Storage Lease and Agreement, dated March 22, 1995, by and between Equitable Resources Exploration, Lonnie D. Ferrin and
               Registrant.
10(n)*         Base Contract for Short-Term Sale and Purchase of Natural
               Gas, dated January 1, 2002, by and between M & B Gas Services,
               Inc. and Registrant.
10(o)*         Oil and Gas Lease, dated July 19, 1995, by and between
               Meredith J. Evans and Helen Evans and Paddock Oil and Gas,
               Inc.; Assignment, dated June 15, 1995, by Paddock Oil and
               Gas, Inc., as assignor, to Lonnie D. Ferrin, as assignee;
               Assignment, dated August 31, 1995, by Paddock Oil and Gas,
               Inc., as assignor, to Lonnie D. Ferrin, as assignee; and Assignment and Assumption Agreement, dated November 10, 1995, by and between Lonnie D. Ferrin and Registrant.
13(a) Registrant's Form 10-K (File No. 000-08788) for the period ended June 30, 2002, is incorporated herein by reference.
13(b)          Registrant's Form 10-K/A (Amendment No. 1) (File No.
               000-08788) for the period ended June 30, 2002, is incorporated herein by reference.
13(c) Registrant's Form 10-Q (File No. 000-08788) for the period ended September 30, 2002, is incorporated herein by reference.
13(d) Registrant's Form 10-Q (File No. 000-08788) for the period ended December 31, 2002, is incorporated herein by reference.
16             Letter dated May 22, 2002 from Arthur Andersen LLP to the
               Securities and Exchange Commission, is incorporated herein by reference to Exhibit 16 to Registrant's Form 8-K (File No.
               000-08788) dated May 22, 2002.
23(a)**        Independent Auditors' Consent and Report on Schedule of
               Deloitte & Touche LLP, filed herewith.
23(b) Consent of Stoll, Keenon & Park is contained in its opinion letter filed as Exhibit 5.
24*            Power of Attorney is included with the signature page in
               Part II of this Registration Statement.

----------
*  Previously filed.
** Filed herewith.


                                   II-10